Exhibit 10.49

ASSET PURCHASE AGREEMENT

by and between

TRIQUINT SEMICONDUCTOR, INC.

as Seller

and

CYOPTICS, INC.

as Buyer

Dated April 14, 2005

TABLE OF CONTENTS

1.	Definitions
1.1	Defined Terms
1.2	Additional Defined Terms
1.3	Other Definitional and Interpretive Matters

2.	Purchase and Sale of the Optoelectronics Business
2.1	Purchase and Sale of Assets
2.2	Excluded Assets
2.3	Purchase Price
2.4	Assumed Liabilities
2.5	Excluded Liabilities
2.6	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties
2.7	Proprietary Information
2.8	Bulk Sales Law
2.9	Taxes
2.10	Buyer Designee

3.	Representations and Warranties of Seller
3.1	Organization and Qualification; Subsidiaries
3.2	Authorization
3.3	Binding Effect
3.4	Non-Contravention; Consents
3.5	Title to Property; Principal Equipment
3.6	Permits; Licenses
3.7	Real Estate; Environmental Matters
3.8	Compliance With Laws
3.9	Litigation
3.10	Business Employees
3.11	Contracts
3.12	Revenues; Financial Information; Absence of Certain Changes
3.13	Intellectual Property
3.14	Product Liability and Recalls
3.15	Product Warranty
3.16	Inventory
3.17	Customers and Suppliers
3.18	Restrictions on the Business
3.19	Brokers
3.20	Taxes
3.21	Accounts Receivable
3.22	Transactions with Affiliates
3.23	No Other Representations or Warranties

4.	Representations and Warranties of Buyer
4.1	Organization and Qualification
4.2	Authorization; Binding Effect
4.3	Non-Contravention; Consents
4.4	Brokers
4.5	No Inducement or Reliance; Independent Assessment
4.6	Sufficiency of Funds
4.7	No Other Representations or Warranties

5.	Certain Covenants
5.1	Access and Information
5.2	Conduct of the Optoelectronics Business
5.3	Allocation of Consideration
5.4	Business Employees
5.5	Collateral Agreements; Leased Equipment
5.6	Commercially Reasonable Efforts
5.7	Contacts with Suppliers and Customers
5.8	Use of Seller’s Name
5.9	Deposit; No Negotiation or Solicitation
5.10	Non-Competition
5.11	Consents

6.	Confidential Nature of Information
6.1	Confidentiality Agreement
6.2	Seller’s Proprietary Information
6.3	Buyer’s Proprietary Information
6.4	Confidential Nature of Agreements
6.5	Other Confidentiality Agreements

7.	Closing
7.1	Deliveries by Seller
7.2	Deliveries by Buyer or a Buyer Designee
7.3	Closing Date
7.4	Contemporaneous Effectiveness

8.	Conditions Precedent to Closing
8.1	Conditions Precedent to Buyer’s Obligations
8.2	Conditions Precedent to Seller’s Obligations

9.	Status of Agreements
9.1	Survival of Representations and Warranties
9.2	General Agreement to Indemnify
9.3	General Procedures for Indemnification

10.	Miscellaneous Provisions
10.1	Notices

10.2	Expenses
10.3	Entire Agreement
10.4	Assignment; Binding Effect; Severability
10.5	Governing Law
10.6	Consent to Jurisdiction
10.7	Waiver of Jury Trial
10.8	Execution in Counterparts
10.9	Public Announcement
10.10	No Third-Party Beneficiaries
10.11	Waiver of Terms or Conditions
10.12	Amendment of Agreement

11.	Termination
11.1	Termination
11.2	Effect of Termination

Exhibits

A	Assignment and Assumption Agreement and Bill of Sale
B	Intellectual Property Agreement
C	Transition Services Agreement
D	Promissory Note
E	Equity Purchase Agreement
F	Deposit Agreement
G	Opinion Letter of Seller’s Counsel

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 14, 2005 by and between TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint” and, together with the Subsidiaries (as hereinafter defined), jointly and severally, “Seller”), with offices at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and CyOptics, Inc., a Delaware corporation (“Buyer”), with offices at 7360 Windsor Drive, Allentown, PA 18106.

RECITALS

A.                                   Seller is, among other things, engaged in the Optoelectronics Business (as hereinafter defined).

B.                                     The Optoelectronics Business is comprised of certain assets and liabilities that are currently owned by Seller or in respect of which Seller is currently obligated, as the case may be.

C.                                     Seller desires to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase from Seller, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein.

D.                                    Seller and Buyer or a Buyer Designee desire to enter into each Assignment and Assumption Agreement and Bill of Sale,  the Intellectual Property Agreement, the Breinigsville Lease, the Lease Assignments, the Transition Services Agreement, the Stock Purchase Agreement, the Promissory Note, the Equity Purchase Agreement and the Deposit Agreement (each as hereinafter defined and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENT

1.                                      Definitions

1.1                               Defined Terms

For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Accounts Payable” means the trade accounts payable for materials and services used in the Optoelectronics Business, as set forth on Schedule 2.4(d), and other trade accounts payable for materials and services used in the Optoelectronics Business after the date hereof and prior to the Closing Date.

“Accounts Receivable” means (i) the trade accounts receivable and other rights to payment from customers of the Optoelectronics Business and the full benefit of all security for such accounts or rights to payment in respect of goods shipped and invoiced as of a date on or prior to the date hereof, or products sold or services rendered to customers of the Optoelectronics Business listed on Schedule 2.1(i), (ii) other trade accounts receivable and rights to payment from customers of the Optoelectronics Business and the full benefit of all security for such accounts or rights to payment in respect of goods shipped and invoiced, or products sold or services rendered to customers of the Optoelectronics Business after the date hereof and prior to the Closing Date, and (iii) the balance of the prepaid accounts relating to Purchased Assets, listed on Schedule 2.1(i), reduced by (x) any amounts received in payment of such accounts after the date hereof and prior to the Closing Date, and (y) Seller’s reserves for doubtful accounts.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property” means all Proprietary Information owned by Seller other than registered patents, patent applications, registered trademarks and registered trademark applications, to the extent that such Proprietary Information principally relates to the Optoelectronics Business.  For avoidance of doubt, Proprietary Information of any Third Party licensed to Seller does not constitute Assigned Intellectual Property.

“Assignment and Assumption Agreement and Bill of Sale” means each agreement in substantially the form set forth as Exhibit A.

“Assumed Leases” means the Leases identified on Schedule 3.7(a) to be assumed by the Buyer pursuant to a Lease Assignment.

“Benefit Plan” means, in respect of any Business Employee, each Pension Plan, Welfare Plan and employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or its Affiliates.

“Breinigsville Lease” means an agreement relating to the lease of certain of the property in Breinigsville, PA, to be entered into between Buyer and Seller.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of Oregon.

“Business Employees” means the employees of Seller employed in the Optoelectronics Business and identified on Schedule 3.10(a).

“Business Records” means all books, records, ledgers, tangible data, disks, tapes, and other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent that such materials principally relate to the Optoelectronics Business.  Without limiting the foregoing, “Business Records” includes engineering information, manuals and data, product datasheets, sales and purchase correspondence, price lists, lists of present and former customers, information concerning customer contacts, purchasing history, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets, but excluding any such items to the extent they are included in, or primarily related to, the Excluded Assets or Excluded Liabilities.

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.10 prior to the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“Closing” means the closing of the transactions described in Article 7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the letter agreement between Seller and Buyer dated October 22, 2004.

“Contracts” means (A) the contracts listed on Schedule 2.1(g), and (B) any other Third-Party contracts, agreements, and purchase orders (i) for the provision of goods or services to the Optoelectronics Business, (ii) for the sale by the Optoelectronics Business of goods or performance by the Optoelectronics Business of services, or (iii) for the sale and distribution of the products of the Optoelectronics Business; to the extent such contracts, agreements, and purchase orders referred to in clause (B) above are used or held for use primarily in the operation or conduct of the Optoelectronics Business, are entered into between the date hereof and the Closing Date by Seller in the ordinary course of business consistent with past practice, and are outstanding as of the Closing Date.

“Encumbrance” means any lien, claim, charge, encumbrance, security interest, mortgage, pledge, easement, capital lease, conditional sale or other title retention agreement, covenant, licenses, adverse claims of ownership or use, or other similar restriction or Third Party right affecting the Purchased Assets, but shall not include Permitted Encumbrances.

“Environmental Law” means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including, without limitation, under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42

U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, the Hazardous Substances Transportation Uniform Safety Act of 1990, 49 U.S.C. 5101 et seq., or any other similar Law, as any such law has been amended or supplemented, and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller, the Optoelectronics Business (as currently or previously conducted), or the Purchased Assets which (i) arise under or relate to any Environmental Laws and (ii) relate to events occurring or conditions existing on or before the Closing Date.

“Equity Purchase Agreement” means the Equity Purchase Agreement between Buyer, Seller, and certain of their Affiliates relating to Buyer’s acquisition of all of the issued and outstanding equity participation rights and other forms of capital stock of TriQuint Mexico, in substantially the form set forth in Exhibit E.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for any Taxes relating to, pertaining to, or arising out of, the Optoelectronics Business or the Purchased Assets for any Pre-Closing Tax Period.

“Fixtures and Supplies” means the furniture, furnishings and other tangible personal property related to office operations owned by Seller and used or held for use primarily in the operation or conduct of the Optoelectronics Business and located in Breinigsville, PA (in Seller’s Building 2 and the chip fabrication area of Seller’s Building 4 only) and Matamoros, Mexico including those identified on Schedule 2.1(d).  With regard to the discontinued product lines constituting the Optoelectronics Business, “Fixtures and Supplies” includes only those items specifically identified on Schedule 2.1(d).  “Fixtures and Supplies” also includes all office supplies related to office operations owned by Seller and used or held for use primarily in the operation or conduct of the Optoelectronics Business and located in Breinigsville, PA (in Seller’s Building 2, the chip fabrication area of Seller’s Building 4, and the data centers and stock rooms in Seller’s Buildings 1 and 4 only) and Matamoros, Mexico.  “Fixtures and Supplies” includes any additions, improvements, replacements and alterations to the foregoing between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excludes any such items that primarily relate to Excluded Assets or Excluded Liabilities.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations identified on Schedule 3.6 issued to Seller by a Governmental Body with respect to the Optoelectronics Business and necessary for the operation or conduct of the Optoelectronics Business as currently conducted.

“Hazardous Substance” means (i) any hazardous, toxic or dangerous waste, substance or material defined as such pursuant to any Environmental Law, (ii) asbestos or PCBs and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law.

“Intellectual Property Agreement” means the agreement in substantially the form set forth as Exhibit B.

“Inventory” means the inventory, raw materials (including in chemical or elemental form), work in process, and finished products relating to the Optoelectronics Business, as listed on Schedule 2.1(e), together with changes to such list that occur between the date of the schedule and the Closing Date in the ordinary course of the Optoelectronics Business consistent with past practice, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any international, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree.

“Lease Assignment” means each assignment agreement with respect to a Lease.

“Leased Equipment” means the vehicles, computers, software, servers, machinery and equipment and other similar items identified on Schedule 1.1(b) leased and used or held for use by Seller primarily in the operation or conduct of the Optoelectronics Business. “Leased Equipment” does not include any such items that are Excluded Assets or Excluded Liabilities.

“Leased Premises” means the real property that is leased by Seller from Third Parties as identified on Schedule 3.7(a).

“Leases” means the leases for the Leased Premises, and “Lease” refers to any of the Leases.

“Licenses” means all licenses, agreements and other arrangements identified on Schedule 2.1(h), concerning any Proprietary Information to which Seller is a party to the extent used or held for use primarily in the operation or conduct of the Optoelectronics Business. “Licenses” does not include (i) the Non-assignable Licenses, (ii) generally available shrink-wrap software licenses (except for such licenses for software running on a computer system that is included in the Purchased Assets, to the extent the license is transferable in connection with the transfer of such computer system), or (iii) any such items primarily related to Excluded Assets or Excluded Liabilities.

“Non-assignable Licenses” means those Licenses of Proprietary Information under which Seller or an Affiliate of Seller is the licensee that are (i) readily commercially available software licenses that by their terms will not be transferred upon the transfer of any computer hardware to Buyer under this Agreement, or (ii) related to other businesses of Seller or an Affiliate of Seller and not used or held for use primarily in the operation or conduct of the Optoelectronics Business.

“Optoelectronics Business” means the current design, engineering, manufacturing, marketing, and sale of optoelectronics components as carried on by Seller as of the date hereof in Breinigsville, Pennsylvania, and Matamoros, Mexico, including previously discontinued product lines including lithium niobate modulators, erbium doped fiber amplifiers, raman amplifiers, thin film filters, garnet, transponders, SFP transceivers, and XFP transceiversbut excluding (i) the design, engineering, manufacturing, marketing, sale and distribution of gallium arsenide and other components that are manufactured at Seller’s other facilities and not uniquely applicable to optoelectronics applications, even if the customer’s end use of such products is in an optoelectronics application; (ii) the design, engineering, manufacturing, marketing, sale and distribution of undersea pump lasers; (iii) Seller’s integrated circuit manufacturing facilities and any assets related to Seller’s integrated circuit products; and (iv) any assembly and test (outside of the Matamoros, Mexico facility), billing, order entry, fulfillment, accounting, collections, sales and other centralized or administrative activities that are currently provided by centralized functional organizations within, or controlled by, Seller that are not being transferred hereunder.  For avoidance of doubt, Optoelectronics Business does not include the assets, liabilities or related business acquired and assumed by Seller from Network Elements, Inc.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the ordinary course of business, which are in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves (if required) are being maintained in accordance with GAAP, (ii) liens incurred or deposits made in the ordinary course of the Optoelectronics Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds and similar obligations, (iii) non-exclusive, limited licenses granted by Seller or an Affiliate of Seller in connection with sales of products in the ordinary course of the Optoelectronics Business and (iv) any Encumbrance or minor imperfection in title or minor encroachments, if any, that, individually or in the aggregate, (x) are not material in amount, (y) do not materially interfere with the conduct of the Optoelectronics Business or with the use of the Purchased Assets to which such Encumbrance, imperfection, or encroachment related, and (z) do not materially affect the value of the Purchased Assets or the Optoelectronics Business.

“Person” means any individual, corporation, limited liability company, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preferred Stock” means 29,158,297 shares of Buyer’s Series F Preferred Stock issued by Buyer to Seller pursuant to the Stock Purchase Agreement.

“Principal Equipment” means the computers, servers, machinery, equipment (including any related spare parts, dies, molds, tools, and tooling), furniture and fixtures, vehicles and other tangible items used or held for use by Seller primarily in the operation or conduct of the Optoelectronics Business and listed on Schedule 2.1(b), together with all maintenance records and other documents relating thereto, but not the Leased Equipment or any such items that are Excluded Assets.  “Principal Equipment” includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and setoff with respect to such items, but only to the extent such rights are assignable.

“Promissory Note” means the promissory note in the principal amount of $4,000,000 (as such amount may be adjusted pursuant to Section 2.3(b)) issued by Buyer to Seller in substantially the form set forth as Exhibit D.

“Proprietary Information” means all intellectual property and other information (whether or not protectable by patent, copyright, mask works or trade secret rights), (i) including, but not limited to, works of authorship in any and all media, inventions, discoveries, improvements, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks, the goodwill of any business symbolized thereby and all common law rights related thereto, specifications, technical manuals and data, databases, libraries, blueprints, drawings, designs, techniques, proprietary processes, product information, business plans and development work-in-process; (ii) all registrations and applications for the foregoing; and (iii) all rights to obtain renewals, extensions continuations, continuations-in-part, re-issues, divisions or similar legal protections related thereto.

“Return” means any return, declaration, report, statement, and any other document required to be filed in respect of any Tax, including any amendment thereto.

“Seller Material Adverse Effect” means any condition or event that has a material and adverse effect upon the (i) assets, business, financial condition or results of operations of the Optoelectronics Business taken as a whole, other than any condition or event (a) resulting from general economic conditions in the United States or globally, (b) resulting from conditions in the optoelectronics industry in general and not specific to the Optoelectronics Business, or (c) arising out of or resulting from actions of Buyer or a Buyer Designee in connection with this

Agreement; or (ii) ability of Seller and its Affiliates to consummate the transactions contemplated by this Agreement or any Collateral Agreement.

“Stock Purchase Agreement” means the Preferred Stock Purchase Agreement to be entered into between Buyer, Seller, and the other parties named therein, together with the other agreements collateral to it, relating to Seller’s acquisition of the Preferred Stock.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiaries” means the entities listed on Schedule 3.1(b).

“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Transition Services Agreement” means the agreement in substantially the form set forth as Exhibit C.

“TriQuint Mexico” means TriQuint de Mexico S. de R.L. de C.V.

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

1.2                               Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section

“Additional Principal Amount”	Section 2.3(b)
“Agreement”	Preamble
“Asset Acquisition Statement”	Section 5.3
“Assumed Liabilities”	Section 2.4
“Buyer”	Preamble
“Closing Date”	Section 7.3
“Collateral Agreements”	Recital D
“Deposit Agreement”	Section 5.9(a)
“Deposit Holder”	Section 5.9(a)
“Excluded Assets”	Section 2.2

“Excluded Leased Equipment”	Section 5.5(c)
“Excluded Liabilities”	Section 2.5
“Financial Statements”	Section 3.12(a)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“Licensed Intellectual Property”	Section 3.13(a)
“Losses”	Section 9.2(a)
“Material Contracts”	Section 3.11(a)
“Non-assignable Assets”	Section 2.6(b)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Purchased Leased Equipment”	Section 5.5(c)
“Required Consents”	Section 2.6(c)
“Seller”	Preamble
“Term Sheets”	Section 4.6
“Third-Party Claim”	Section 9.3(a)
“Transferred Employees”	Section 5.4(a)
“TriQuint”	Preamble
“WARN Act”	Section 5.4(f)

1.3                               Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)                                  Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(b)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(c)                                  Reasonable Commercial Efforts. Reasonable commercial efforts means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective.  Such obligation, however, does not require an expenditure of material funds or the incurrence of a material liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is not, of itself, dispositive that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

(d)                                 Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2.                                      Purchase and Sale of the Optoelectronics Business

2.1                               Purchase and Sale of Assets

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, TriQuint shall, or shall cause one or more of the Subsidiaries, as appropriate, to, grant, bargain, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer Designees, and Buyer or one or more Buyer Designees shall purchase, acquire and accept from TriQuint or the applicable Subsidiary, all of the right, title and interest in, to and under the Purchased Assets that TriQuint or the applicable Subsidiary owns, leases, licenses, possesses, or uses, wherever located, free and clear of Encumbrances.  For purposes of this Agreement, the term “Purchased Assets” means the assets, properties and rights set forth or described in paragraphs (a) through (p) below (except in each case for the Excluded Assets):

(a)                                  the Assumed Leases;

(b)                                 the Principal Equipment;

(c)                                  the Purchased Leased Equipment;

(d)                                 the Fixtures and Supplies;

(e)                                  the Inventory;

(f)                                    the Assigned Intellectual Property;

(g)                                 the Contracts;

(h)                                 the Licenses;

(i)                                     the Accounts Receivable;

(j)                                     the Business Records;

(k)                                  all of the issued and outstanding equity participation rights and other forms of capital stock of TriQuint Mexico;

(l)                                     the Governmental Permits but only to the extent that such Governmental Permits are assignable or transferable to Buyer;

(m)                               the personnel records of Transferred Employees;

(n)                                 all prepaid expenses for leased and rented property to the extent such property is being transferred;

(o)                                 the goodwill of the Optoelectronics Business; and

(p)                                 all rights and claims of any kind against Third Parties relating to the other categories of Purchased Assets described in paragraphs (a) through (o) above, known or unknown, accrued or contingent.

2.2                               Excluded Assets

Notwithstanding anything in Section 2.1 to the contrary, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither TriQuint nor any Subsidiary is granting, bargaining, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from TriQuint or any Subsidiary, any of the rights, properties or assets set forth or described in paragraphs (a) through (i) below.  The rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets are referred to herein as the “Excluded Assets.”  For the purpose of this Section 2.2, the phrase “Affiliate of Seller” shall not include TriQuint Mexico.

(a)                                  any of Seller’s or any Affiliate of Seller’s receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables;

(b)                                 any (i) confidential personnel records pertaining to any Business Employee, or (ii) other Business Records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Seller shall advise Buyer as to the nature and extent of all materials so retained, and Buyer shall have the right, to the extent permitted by Law, to receive (at Buyer’s expense) copies of any portions of such retained confidential personnel records and other books and records that relate to the Optoelectronics Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) any information management system of Seller or any Affiliate of Seller other than those used or held for use primarily in the operation or conduct of the Optoelectronics Business and contained within computer hardware included as a Purchased Asset pursuant to Sections 2.1(c) and (d);

(c)                                  any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period;

(d)                                 the Non-assignable Licenses and the Excluded Leased Equipment;

(e)                                  any insurance policies or rights of proceeds thereof;

(f)                                    except as specifically provided in Section 5.4, any of the assets of the Benefits Plans;

(g)                                 the rights, claims or causes of action of Seller or any Affiliate of Seller against Third Parties set forth on Schedule 2.2(g) and relating to the assets, properties or operations of the Optoelectronics Business of Seller or any Affiliate of Seller arising out of transactions occurring on or before the Closing Date; and

(h)                                 all other assets, properties, interests and rights of Seller or any Affiliate of Seller not identified in Section 2.1.

2.3                               Purchase Price

(a)                                  Upon the terms and subject to the conditions of this Agreement, in consideration of the grant, bargain, sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer or a Buyer Designee, and in addition to assuming the Assumed Liabilities, Buyer or a Buyer Designee shall issue or pay to TriQuint at the Closing (collectively, the “Purchase Price”):

(1)                                  thirteen million five hundred thousand dollars ($13,500,000) in cash, taking into account the provisions of Section 5.9(a);

(2)                                  the Preferred Stock; and

(3)                                  the Promissory Note, taking into account the provisions of Section 2.3(b).

(b)                                 The principal amount of the Promissory Note shall be four million dollars ($4,000,000), plus an additional amount (the “Additional Principal Amount”) determined by the provisions of this section.  The Additional Principal Amount is an amount equal to the aggregate value of the Accounts Receivable as of the Closing Date minus the aggregate balance of the Accounts Payable as of the Closing Date.  For planning purposes, Seller shall advise Buyer as to its estimate of the Additional Principal Amount within four business days prior to the Closing Date; it being understood that Seller shall have no liability for any inaccuracy in such estimate.  The true amounts of Accounts Receivable and Accounts Payable to be measured as of the Closing Date shall be determined by Seller, and written notice thereof shall be delivered to Buyer along with reasonable documentation to support Seller’s determination, no later than the fifteenth Business Day after the Closing Date.  Buyer shall have a period of up to fifteen Business Days to review the amounts of Accounts Receivable and Accounts Payable as of the Closing Date; Seller shall reasonably co-operate in such review.  In the event Buyer disputes such amount, Buyer shall notify Seller of such dispute in reasonable detail within such fifteen Business Day period.  The parties shall in good faith negotiate to resolve any such dispute for a period of up to twenty days.  To the extent Buyer does not dispute such amounts within such fifteen Business Day period, or the parties are able to resolve their dispute (or any elements thereof), the amounts so determined shall be final and binding.  Any amounts still in dispute after such twenty day period shall be conformed to reflect Seller’s determination of the Additional Principal Amount, and the Note will be revised to reflect the Additional Principal Amount so determined, subject to the following provisions.  Notwithstanding the foregoing, no later than the date that is ninety (90) days after the Closing Date, Buyer may have a certified independent auditor reasonably acceptable to Seller perform an audit of Seller’s records and other records relevant to the calculation of the Additional Principal Amount to assess any such amounts still in dispute, at Buyer’s expense, subject to the last sentence of this paragraph.  The audit shall be conducted upon reasonable advance written notice during normal business hours, and shall be subject to a confidentiality agreement reasonably acceptable to Seller.  The auditor shall report to only Buyer the amount of any miscalculation and the basis thereof, and shall provide a copy of the report to Seller.  If the audit shows any miscalculation, the parties shall immediately adjust the Promissory Note to reflect the audited amount.  In the event that the audit establishes that Seller’s determination of the Additional Principal Amount was more than ten percent (10%)

greater than the audited Additional Principal Amount, Seller shall reimburse Buyer’s expenses for the audit.

2.4                               Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer or one or more Buyer Designee shall execute and deliver to Seller each Assignment and Assumption Agreement and Bill of Sale pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, the term “Assumed Liabilities” means the liabilities and obligations set forth or described in paragraphs (a) through (f) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller’s financial statements:

(a)                                  the liabilities and obligations arising after the Closing Date under the Assumed Leases and the transferred Contracts, Licenses and Government Permits;

(b)                                 with respect to the Optoelectronics Business, any product warranty liabilities arising from sales of products in the ordinary course of business on or before the Closing Date in an amount not to exceed $3,495,540;

(c)                                  (i) the Permitted Encumbrances and (ii) the other Encumbrances related to the Purchased Assets that are specifically identified on Schedule 2.4(c);

(d)                                 the Accounts Payable;

(e)                                  the obligations and liabilities with respect to the Optoelectronics Business or the Purchased Assets arising from, or in connection with, the conduct of the Optoelectronics Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date;

(f)                                    the obligations and liabilities of TriQuint Mexico to the extent the same may be asserted against that entity’s corporate parent after the Closing Date; and

(g)                                 the employment-related obligations and liabilities arising as a result of the Transferred Employees’ employment with Buyer or Buyer Designees after the Closing Date.

2.5                               Excluded Liabilities

Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any Affiliate of Seller, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”) and Seller shall pay, perform and discharge all such Excluded Liabilities. For the avoidance of doubt, the parties agree that the Excluded Liabilities include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a)

through (g) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller’s financial statements:

(a)                                  any Excluded Taxes;

(b)                                 any Environmental Liabilities;

(c)                                  any and all liabilities or obligations arising out of or related to any Excluded Asset;

(d)                                 any and all liabilities or obligations relating to or in connection with (i) the employment and any termination of such employment by Seller of any employee or former employee of Seller on or before the Closing Date; and/or (ii) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with Seller, including any Benefit Plan of Seller or an Affiliate of Seller;

(e)                                  any and all liabilities or obligations in connection with, or relating to, any actions, suits, claims or proceedings against Seller which arise or accrue on or before the Closing Date;

(f)                                    any benefit liabilities relating to or arising in connection with Section 4980B of the Code (COBRA) to provide continuation of health care coverage to employees or former employees of Seller or their dependents arising from a qualifying event occurring on or before the Closing Date; and

(g)                                 any liabilities of the Benefit Plans.

2.6                               Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)                                  From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its Affiliates and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or a Buyer Designee at the Closing and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer or a Buyer Designee at the Closing).

(b)                                 Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset that by its terms or by Law is non-assignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Non-assignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to obtain such consents promptly, and Buyer shall cooperate with Seller in such efforts.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in a mutually agreeable arrangement under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Non-assignable Assets in accordance with this Agreement including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a Buyer Designee, or (ii) such Non-assignable Assets would be held, as of and from the Closing Date, by Seller in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account. Seller shall, and shall cause its Affiliates to, also take or cause to be taken at Buyer’s or a Buyer Designee’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or the applicable Buyer Designee with the benefits of the Non-assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Assets, and Seller shall promptly pay over to Buyer the applicable Buyer Designee all money or other consideration received by it in respect to all Non-assignable Assets.

(c)                                  Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required from any Third Party to transfer all obligations under any and all Contracts, Leases, Licenses, Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Assumed Liabilities to Buyer so that, in any such case, Buyer and its Affiliates shall be solely responsible for such Assumed Liabilities and shall enjoy all the rights and privileges set forth under the Contracts, Leases, Licenses, Governmental Permits, certificates, approvals, authorizations or other rights or obligations giving rise thereto (the “Required Consents”).  The Required Consents are listed on Schedule 2.6(c).  Buyer shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to assist Seller in obtaining the Required Consents.

(d)                                 As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Non-assignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

(e)                                  Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Non-assignable Asset is obtained, such Non-assignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

2.7                               Proprietary Information

Unless expressly set forth in this Agreement or in any Collateral Agreement, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to Proprietary Information of Seller or any Affiliate of Seller (other than Assigned Intellectual Property), either directly or indirectly, by implication, by estoppel or otherwise.

2.8                               Bulk Sales Law

Subject to the provisions of Section 9.2(b)(ii), Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction, including Article 6 of the Pennsylvania Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer or a Buyer Designee.

2.9                               Taxes

(a)                                  All (i) recording and filing fees and (ii) transfer, documentary, sales, use, stamp, registration, value added and other such Taxes incurred in connection with the transactions contemplated by this Agreement shall be shared equally by Buyer and Seller.

(b)                                 All personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. Any refund, rebate, abatement or other recovery of such Taxes attributable to the Pre-Closing Tax Period shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of such Taxes attributable to the Post-Closing Tax Period shall be for the account of the Buyer.

2.10                        Buyer Designee

The parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement. Notwithstanding any such assignment or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain liable for, and any such assignment or execution shall not relieve Buyer of, its obligations hereunder or thereunder.  Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

3.                                      Representations and Warranties of Seller

TriQuint, for itself and its applicable Subsidiaries, hereby represents and warrants to Buyer and any Buyer Designee as follows, which representations and warranties are true, correct, and complete as of the date of this Agreement (unless made as of a specific date) and will be true, correct, and complete as of the Closing Date (as though made then and as though the

Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the schedules hereto.

3.1                               Organization and Qualification; Subsidiaries

(a)                                  TriQuint is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business (including, without limitation, the Optoelectronics Business) as currently conducted by it and to own or lease and operate its assets (including, without limitation, the Purchased Assets).  TriQuint is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Optoelectronics Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 Schedule 3.1(b) sets forth a list of each Affiliate of Seller that has title to any Purchased Asset or an obligation for an Assumed Liability.  Except as set forth on Schedule 3.1(b), each Subsidiary is duly organized, validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the Optoelectronics Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.  The Subsidiaries listed on Schedule 3.1(b) are the only Affiliates of Seller that have title to any Purchased Asset or any obligation that is an Assumed Liability, in each case related to the Optoelectronics Business as currently conducted.

3.2                               Authorization

(a)                                  TriQuint has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(b)                                 Each Subsidiary has all requisite corporate power and authority to execute and deliver the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby and has duly authorized the execution, delivery and performance of the Collateral Agreements to which it will be a party by all requisite corporate action.

3.3                               Binding Effect

This Agreement has been duly executed and delivered by TriQuint and this Agreement is, and the Collateral Agreements to which TriQuint and each Subsidiary will be a party when duly executed and delivered by TriQuint or such Subsidiary will be, valid and legally binding obligations of TriQuint or such Subsidiary, enforceable against TriQuint or such Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4                               Non-Contravention; Consents

(a)                                  Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement by TriQuint and the Collateral Agreements by TriQuint or any Subsidiary that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of TriQuint’s or the applicable Subsidiary’s charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, license, permit, instrument, order, judgment, decree or other arrangement or commitment to which TriQuint or the applicable Subsidiary is a party or by which it is bound and which relates to the Optoelectronics Business or the Purchased Assets, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over TriQuint, a Subsidiary, the Optoelectronics Business or the Purchased Assets, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby by TriQuint or a Subsidiary, except for (i) any filings required to be made under any applicable Mexican Laws relating to transfers of interests in corporations, (ii) the Required Consents, and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.5                               Title to Property; Principal Equipment

(a)                                  Seller has and at the Closing will have good and valid title in and to, or a valid and binding leasehold interest or license in, the personal tangible Purchased Assets free and clear of any Encumbrance.

(b)                                 Each personal tangible Purchased Asset is in good repair and operating condition, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.

3.6                               Permits; Licenses

Except as set forth on Schedule 3.6, there are no material Governmental Permits necessary for or used by Seller to operate the Optoelectronics Business as now being operated or to use or occupy the Leased Premises, which Governmental Permits are required by currently effective Laws. Seller owns, holds or possesses all Governmental Permits necessary to own or lease, operate and use the Purchased Assets or own, use or occupy the Leased Premises and to carry on and conduct the Optoelectronics Business and its operations as presently conducted, except for such Governmental Permits, the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.  The Governmental Permits held, owned or possessed by Seller are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit. Seller is not in violation of or default under any such Governmental Permits which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.

3.7                               Real Estate; Environmental Matters

(a)                                  Schedule 3.7(a) contains a complete and accurate list of the Leased Premises and the Assumed Leases.  Seller has provided Buyer with a complete and correct copy of each Assumed Lease. Each Assumed Lease is in full force and effect and, to Seller’s knowledge, Seller has not violated, and the landlord has not waived, any of the material terms or conditions of any Assumed Lease and, to Seller’s knowledge, all the covenants to be performed by Seller and the landlord under each Assumed Lease prior to the date hereof have been performed in all material respects.

(b)                                 The use of the Leased Premises, as presently used by the Optoelectronics Business, does not violate any local zoning or similar land use laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any of the Leased Premises where such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.  There is no condemnation or, to Seller’s knowledge, threatened condemnation affecting any of the Leased Premises.

(c)                                  In respect of the Optoelectronics Business and the Leased Premises:

(1)                                  none of Seller, any of the Leased Premises, or the operations of the Optoelectronics Business, is subject to any on-going investigation by, order from or agreement with any Person respecting (A) any Environmental Law, or (B) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(2)                                  Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law, and Seller has not received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to

Hazardous Substances, any alleged, actual, or potential violation or failure to comply with an applicable Environmental Law, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to the premises from which the Optoelectronics Business is conducted;

(3)                                  Seller has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment except where the failure to file any such notices, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect; and

(4)                                  to Seller’s  knowledge, there have been no releases, or threatened releases of any Hazardous Substances into, on or under any of the Leased Premises, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

3.8                               Compliance With Laws

With respect to the Optoelectronics Business conducted by Seller, Seller is in compliance with all applicable Laws and all decrees, orders, judgments, writs, injunctions, permits and licenses of or from Governmental Bodies by which the Optoelectronics Business or the Purchased Assets are bound or affected except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.9                               Litigation

There is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened (i) against Seller, the Optoelectronics Business or the Purchased Assets, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby, or (ii) with respect to the Optoelectronics Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees that, individually or in the aggregate, has had or could be reasonably expected to have a Seller Material Adverse Effect. Further to Seller’s knowledge there is no basis for any such action, suit, proceeding, arbitration or investigation that is not yet pending or threatened.

3.10                        Business Employees

(a)                                  Schedule 3.10(a) shows for each Business Employee, the name, title, location, service start date, annual salary or wages as of such date, aggregate annual compensation for Seller’s most recent completed fiscal year and whether such employee is represented by the Confederacion de Trabajadores de Mexico. Except as set forth on Schedule 3.10(a), none of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement, formal or informal, nor, to Seller’s knowledge, has there been any labor union organizing activities relating to the Business Employees within the past two years.

(b)                                 With respect to each Benefit Plan identified on Schedule 3.10(b), Seller has made available to the Buyer true and complete copies of the most recent summary plan or other written description thereof. Each Benefit Plan listed on Schedule 3.10(b) has been operated in material compliance with all applicable Laws, including ERISA.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the IRS, and Seller is not aware of any reason why any such determination letter should be revoked or not issued or reissued.  Seller is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any similar provisions of foreign, state or local law.

(c)                                  With respect to the Optoelectronics Business, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, or (iii) any controversies between Seller and any of its employees that (in the case of clause (iii) only) individually or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect.

3.11                        Contracts

(a)                                  Schedule 3.11 contains a complete and accurate list of all existing Contracts of Seller that are not cancelable by notice to the other parties in thirty days or less and:

(1)                                  involve or could reasonably be expected to involve payments by or to Seller either of more than $50,000 per year or more than $100,000 in the aggregate over the full term thereof;

(2)                                  are with Business Employees;

(3)                                  contain any provision or covenant prohibiting or limiting the ability of Seller to engage in any activity relating to or involving the Optoelectronics Business (including geographical restrictions) or to compete, directly or indirectly, with any Person as to the Optoelectronics Business;

(4)                                  create or obligate Seller to participate in any joint venture or similar arrangement with respect to or affecting the Optoelectronics Business or the Purchased Assets;

(5)                                  relate to any material license relating to the Optoelectronics Business or the Purchased Assets; and

(6)                                  constitute any other agreement, commitment, arrangement or plan that is material to the Optoelectronics Business (the Contracts listed on Schedule 3.11, collectively, the “Material Contracts”).

(b)                                 Each Material Contract is valid, binding and enforceable against TriQuint or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Seller has not received any notice that it is in default under or in breach of or is otherwise delinquent in performance under any Material Contract, and, to Seller’s knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. Seller has made available to Buyer true and complete copies of all Material Contracts.

3.12                        Revenues; Financial Information; Absence of Certain Changes

(a)                                  Schedule 3.12(a) sets forth (1) a statement of profit and loss for the Optoelectronics Business (including the operations of TriQuint Mexico) for fiscal years 2003 and 2004 and for each fiscal quarter of fiscal years 2003 and 2004, as well as a balance sheet of TriQuint Mexico as of December 31, 2003 and December 31, 2004 (collectively, the “Financial Statements”).  The Financial Statements were derived from and have been prepared in accordance with the books and records of TriQuint and the Subsidiaries (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby and presents fairly the results of operations of the Optoelectronics Business and the financial position of TriQuint Mexico for such periods. The revenue of the Optoelectronics Business reflected on Schedule 3.12(a) has been recognized in accordance with GAAP and SAB 101 (as noted on Schedule 3.12(a)).

(b)                                 Except as set forth in Schedule 3.12(b), since December 31, 2004, the Optoelectronics Business has been conducted in the ordinary course consistent with past practices and there has not been:

(1)                                  any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

(2)                                  any creation or other incurrence of any Encumbrance on any Purchased Asset;

(3)                                  any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Optoelectronics Business or any Purchased Asset;

(4)                                  any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Optoelectronics Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Optoelectronics Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement and the Collateral Agreements;

(5)                                  any change in any method of accounting or accounting practice by Seller with respect to the Optoelectronics Business;

(6)                                  any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Business Employee (or any amendment to any such existing agreement), or (ii) change in compensation or other benefits payable to any Business Employee pursuant to any severance or retirement plans or policies thereof;

(7)                                  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, which employees were not subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees; or

(8)                                  any shipments or sales of quantities of products of the Optoelectronics Business to customers, including distributors, other than in the ordinary course consistent with their past requirements.

(c)                                  Seller has not received or booked any prepaid revenues applicable to the Optoelectronics Business applicable to performance due after the Closing Date.

(d)                                 Seller has reserved $3,495,540 against the aggregate product warranty liability to be assumed by Buyer hereunder.

3.13                        Intellectual Property

(a)                                  TriQuint or one of its Subsidiaries owns or has a valid right to grant the licenses to all of the Proprietary Information that it is licensing to Buyer pursuant to the Intellectual Property Agreement (collectively, the “Licensed Intellectual Property”).

(b)                                 In connection with the operation of the Optoelectronics Business,

(1)                                  to Seller’s knowledge, none of Seller or any of its Affiliates has infringed, misappropriated or otherwise violated any intellectual property rights or other proprietary rights of any third Person;

(2)                                  there is no suit, or proceeding pending against, or, to Seller’s knowledge, threatened against or written claim affecting, the Optoelectronics Business (A) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Licensed Intellectual Property, (B) alleging that the use of the Licensed Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the Optoelectronics Business do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property rights or other proprietary rights of any third party, or (C) alleging that Seller or any of its Affiliates infringed, misappropriated, or otherwise violated any intellectual property rights or other proprietary rights of any third party; and

(3)                                  (A) the Licensed Intellectual Property constitutes all the material intellectual property rights or other material proprietary rights owned or licensed (to the extent Seller has a right to license or sublicense Buyer thereunder without payment of a fee) by Seller or one of its Affiliates that are used in the Optoelectronics Business other than licenses to standard office personal computer, productivity, and networking software; provided that Buyer’s sole remedy for Seller’s failure to deliver any Licensed Intellectual Property is as set forth in the Intellectual Property Agreement; (B) there exist no restrictions on the disclosure, use, license or transfer of the Licensed Intellectual Property (other than the restrictions imposed in the Intellectual Property Agreement); and (C) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Licensed Intellectual Property.

(c)                                  To Seller’s knowledge, (i) none of the Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part, and (ii) all such Licensed Intellectual Property is valid and enforceable.

(d)                                 Seller or an Affiliate of Seller has taken reasonable actions to maintain and protect the Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain foreign applications which Seller has dropped in the ordinary course of business.

(e)                                  Seller or one of its Affiliates has taken commercially reasonable measures to maintain the confidentiality of all confidential intellectual property rights or other proprietary rights.  To Seller’s knowledge, there has been no misappropriation of confidential intellectual property that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.  Seller and its Affiliates have taken commercially reasonable efforts to ensure that confidentiality provisions are in place for those Business Employees having access to confidential intellectual property which is material to the Optoelectronics Business.  To Seller’s knowledge, there is no infringement of the Licensed Intellectual Property by any third party.

3.14                        Product Liability and Recalls

(a)                                  Each of the products produced or sold by Seller in connection with the Optoelectronics Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws.  To Seller’s knowledge, there is no design or manufacturing defect that has been established or is being investigated with respect to any of such products.

(b)                                 There has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s knowledge, threatened against or involving the Optoelectronics Business relating to any product alleged to have been designed, manufactured or sold by Seller in connection with the Optoelectronics Business and alleged to have been defective or improperly designed or manufactured, nor to Seller’s knowledge is there any pattern of product failure relating to any products designed, manufactured or sold by the Optoelectronics Business.

(c)                                  There has been no pending, or to Seller’s knowledge, threatened recall or investigation of any product sold by Seller in connection with the Optoelectronics Business.

3.15                        Product Warranty

Schedule 3.15 includes copies of the standard or individually negotiated terms and conditions of sale for products of the Optoelectronics Business (containing applicable guaranty, warranty and indemnity provisions). The products manufactured by the Optoelectronics Business have been sold by Seller in accordance with the provided terms and conditions of sale.  Seller has not varied the terms of any product warranties from the terms provided on Schedule 3.15.

3.16                        Inventory

The Inventory is, and as of the Closing Date, will be, of quality and quantity usable or saleable in the ordinary course of the Optoelectronics Business, except in each case for obsolete items and items of below-standard quality that have been written down to estimated net realizable value in accordance with GAAP.

3.17                        Customers and Suppliers

Schedule 3.17 contains, with respect to the Optoelectronics Business, lists setting forth (i) the customers thereof, and (ii) the suppliers thereto, ranked by dollar amount, over the 12-month period ended December 31, 2004.  All purchase and sale orders and other commitments for purchases and sales made by Seller in connection with the Optoelectronics Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or their representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

3.18                        Restrictions on the Business

Except for this Agreement, to the Seller’s knowledge, there is no agreement, judgment, injunction, order or decree affecting (i) Seller’s conduct of the Optoelectronics Business as currently conducted, or (ii) Buyer’s ability to conduct the Optoelectronics Business after the Closing as currently conducted by Seller.

3.19                        Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

3.20                        Taxes

(a)                                  There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Purchased Assets and no action, proceeding or, to the Seller’s knowledge, investigation has been instituted against TriQuint or any Subsidiary that would give rise to any such Encumbrances.

(b)                                 TriQuint and each Subsidiary have duly and timely filed all material Tax Returns that it was required to file; all such Returns were correct and complete in all material respects; and all Taxes owed and shown as due on any Return, have been paid.

(c)                                  None of the Purchased Assets is an asset or property that is or will be required to be treated as (a) described in Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, or (b) tax exempt use property within the meaning of Section 168(h)(1) of the Code.

(d)                                 Since January 2, 2003, with respect to the Optoelectronics Business, no written notice has been received by Seller or any Affiliate thereof from any Governmental Body in any jurisdiction in which a Tax Return has not been filed claiming that a Tax Return must be filed by Subsidiary or any Affiliate thereof for that jurisdiction, except where the same has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

(e)                                  All material Taxes that have been required to have been withheld with respect to all employees, consultants or independent contractors engaged in the Optoelectronics Business have been timely remitted to the applicable Tax authority.

(f)                                    With respect to the Optoelectronics Business, no material Tax Return of TriQuint or any Subsidiary is currently under audit and no written notice of any such audit or similar examination has been received; and there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes, nor has there been any request in writing by Seller or its Affiliates for any such extension, except where the same has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.21                        Accounts Receivable

All Accounts Receivable that are reflected on the accounting records of Seller as of the date hereof arose from sales actually made or services actually performed by Seller in the ordinary course of business. Schedule 2.1(i) contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of each such Account Receivable.

3.22                        Transactions with Affiliates

Except as set forth on Schedule 3.22, there are no loans, leases, contracts, agreements, understandings or commitments (written or oral) between (a) TriQuint, on the one hand, and any Affiliate, stockholder, officer, director, employee, agent, consultant or representative thereof, on the other, relating to the Optoelectronics Business, or (b) TriQuint’s Optoelectronics Business division, on the one hand, and any other division of TriQuint, on the other, and there have been no such transactions from January 2, 2003 through the date hereof.

3.23                        No Other Representations or Warranties

Except for the representations and warranties contained in this Section 3 and in the Collateral Agreements, neither Seller, nor any Affiliate of Seller makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by

Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Optoelectronics Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.  Notwithstanding anything to the contrary herein, no representation or warranty contained in this Section 3 is intended to, or does, cover or otherwise pertain to any assets that are not included in the Purchased Assets or any liabilities that are not included in the Assumed Liabilities.

4.                                      Representations and Warranties of Buyer

Buyer hereby represents and warrants to TriQuint as follows, which representations and warranties are true, correct, and complete as of the date of this Agreement (unless made as of a specific date) and will be true, correct, and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the schedules hereto.

4.1                               Organization and Qualification

Each of Buyer and any Buyer Designee is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Each of Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Buyer’s business taken as a whole or on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.2                               Authorization; Binding Effect

(a)                                  Each of Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer or a Buyer Designee has been duly authorized by all requisite corporate action.

(b)                                 This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3                               Non-Contravention; Consents

(a)                                  Assuming that the consents specified in Section 4.3(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or by-laws or similar organizational document (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or any Buyer Designee is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law, order, judgment, injunction, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties.

(b)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby.

4.4                               Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer or an Affiliate of Buyer.

4.5                               No Inducement or Reliance; Independent Assessment

(a)                                  With respect to the Purchased Assets, the Optoelectronics Business and any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by TriQuint, any Affiliate of TriQuint, or any agent, employee, attorney or other representative of TriQuint or by any other Person representing or purporting to represent TriQuint that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of TriQuint, any Affiliate of TriQuint, or any agent, employee, attorney, other representative of TriQuint or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.

(b)                                 Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Optoelectronics Business and is sufficiently experienced to make an informed judgment with respect thereto.  Buyer further acknowledges that neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the Optoelectronics Business or its profitability for Buyer, or with respect to any forecasts, projections or Optoelectronics Business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the Optoelectronics Business and the negotiation and the execution of this Agreement.

4.6                               Sufficiency of Funds

Buyer has delivered to TriQuint true and correct copies of non-binding term sheets relating to proposed debt and equity financing transactions (the “Term Sheets”).  Assuming the consummation of the transactions described in the Term Sheets, Buyer would have sufficient funds to pay the cash portion of the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements.  Buyer (i) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements, but for part of the cash portion of the Purchase Price; and (ii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.  Buyer intends to consummate the transactions described in the Term Sheets, on terms at least as favorable to the lenders and investors as the terms described in the Term Sheets.  To Buyer’s best knowledge, the other parties to the transactions described in the Term Sheets are ready, willing, and able to consummate such transactions.

4.7                               No Other Representations or Warranties

Except for the representations and warranties contained in this Section 4 and in the Collateral Agreements, neither Buyer nor Affiliate of Buyer makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

5.                                      Certain Covenants

5.1                               Access and Information

(a)                                  Seller shall give, or cause its Affiliates to give, to Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives (including financing sources) reasonable access during Seller’s or the applicable Affiliate’s normal business hours throughout the period prior to the Closing to all of Seller’s or the applicable Affiliate’s properties, books, contracts, commitments, reports of examination and records relating to the Optoelectronics Business, the Purchased Assets and the Assumed Liabilities (but excluding those related primarily to the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation, in which case excerpts or summaries shall be provided). Seller shall assist, and cause its Affiliates to assist, Buyer and its Affiliates, representatives and financing sources in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non employee representatives to be reasonably available to any of them for such purposes.

(b)                                 After the Closing Date, Seller and Buyer shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Optoelectronics Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Optoelectronics Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and as otherwise may be necessary or desirable to enable the party requesting such assistance to:  (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; (iii) prepare any and all historical or pro forma financial statements related to the Optoelectronics Business for purposes of complying, or preparing to comply, with any rules or regulations of the Securities and Exchange Commission; or (iv)  subject to clause (ii) above, perform its obligations under this Agreement.  The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.  Seller will make any access software that is necessary for access to Business Records under this paragraph, available without charge, and shall permit and assist to make electronic copies of any Business Records available electronically, all subject to reasonable security measures.

(c)                                  For a period of three (3) years after the Closing Date, Buyer shall not destroy or otherwise dispose of any Business Records, Licenses and Governmental Permits that are included in the Purchased Assets.  Thereafter, for a period of four (4) additional years, Buyer shall not destroy or otherwise dispose of any of such materials without first giving TriQuint at least thirty (30) days’ prior written notice of its intention to do so, during which period TriQuint may request that such records be delivered to it at TriQuint’s expense.

(d)                                 After the Closing Date and until September 30, 2005, Buyer shall permit Seller reasonably to access, use and occupy the Leased Premises for the purpose of storing, removing, and disposing of any Excluded Assets that may be located in the Leased Premises on the Closing Date.  To facilitate the disposition of the Excluded Assets, Buyer shall also permit

Seller to invite into the Leased Premises representatives of potential buyers, auction companies, and other Persons as reasonably requested by Seller.

5.2                               Conduct of the Optoelectronics Business

From and after the date of this Agreement and through the Closing Date, except as otherwise contemplated by this Agreement or in Schedule 5.2 or as Buyer shall otherwise expressly consent to in writing, Seller, with respect to the Optoelectronics Business:

(a)                                  will carry on the Optoelectronics Business in the ordinary course consistent with past practice and use commercially reasonable efforts to keep intact the Optoelectronics Business, keep available the services of the Business Employees and preserve the relationships of the Optoelectronics Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Optoelectronics Business;

(b)                                 will not permit, other than as may be required by Law, all or any of the Purchased Assets to be sold, licensed, disposed of, or subjected to any Encumbrance, other than sales of Inventory consistent with Section 5.2(c), and will use, operate, maintain and repair the Purchased Assets in the ordinary course consistent with past practice;

(c)                                  will not sell Inventory outside of the ordinary course of business consistent with past practice and will maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times;

(d)                                 will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

(e)                                  will not enter into, terminate or materially extend or materially modify any Material Contract except in the ordinary course of business consistent with past practice;

(f)                                    will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or that will constitute Excluded Liabilities;

(g)                                 will not other than in the ordinary course of business consistent with past practice increase the salaries, wage rates, other compensation or fringe benefits of any Business Employees;

(h)                                 shall, in good faith and consistent with past practice, pay any due Accounts Payable;

(i)                                     shall provide to Buyer, promptly upon receipt thereof, a copy of any notice from any Governmental Body or other Third Party of the revocation, suspension, violation, or limitation of the rights of Seller or an Affiliate thereof under any material license or permit held by any of them relating to the Optoelectronics Business, or any notice of material violation relating to any real property owned, leased or used by Seller or an Affiliate thereof in connection with the Optoelectronics Business, as well as give written notice to Buyer promptly upon the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any Governmental Body), or promptly upon obtaining knowledge of any facts giving rise to a threat of any such action, investigation, arbitration or proceeding that could, if adversely determined, reasonably be expected to have a Seller Material Adverse Effect;

(j)                                     shall promptly notify Buyer upon (1) becoming aware of any order or complaint praying for an order restraining or enjoining the performance of this Agreement or consummation of the transactions contemplated hereby, or (2) receiving any notice from any Governmental Body of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin performance of this Agreement or the consummation of the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement or the transactions contemplated hereby if consummated;

(k)                                  shall promptly notify Buyer in writing of, and furnish any information that Buyer may reasonably request with respect to, any material claim or litigation asserted or, to the knowledge of Seller, threatened by or against Seller or its Affiliates relating to the Optoelectronics Business; any notice of default or potential default received by Seller or its Affiliates under any Material Contract, or any material adverse development with respect to any such claim or litigation or default or potential default; any event or condition that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled; and any other occurrence of any kind that has had or could reasonably be expected to have a Seller Material Adverse Effect;

(l)                                     shall, no more than fifteen (15) days and not less than three (3) days prior to the Closing Date, provide to Buyer a list identifying all material agreements (written or oral) relating to the Optoelectronics Business and entered into by TriQuint and/or the Subsidiaries subsequent to the date hereof, and if requested by Buyer, correct and complete copies of such agreements (or summary of any oral agreements);

(m)                               will cause TriQuint Mexico’s accounts receivable from Seller and its Affiliates, and TriQuint Mexico’s accounts payable to Seller and its Affiliates to be paid, canceled or otherwise discharged  in full prior to the Closing Date;

(n)                                 will cause trade accounts receivable and other rights to payment from Seller and its Affiliates as customers of the Optoelectronics Business, and trade accounts payable to Seller and its Affiliates for materials and services used in the Optoelectronics Business to be paid, canceled or otherwise discharged in full prior to the Closing Date;

(o)                                 will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect; and

(p)                                 will not enter into any agreement or commitment with respect to any of the foregoing.

5.3                               Allocation of Consideration

TriQuint and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns.  Accordingly, TriQuint and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder (it being agreed that the portion of the cash portion of the Purchase Price allocation in respect of the equity participation rights of TriQuint Mexico, being purchased pursuant to the Equity Purchase Agreement, shall be equal to the book value of such entity) and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns.  If TriQuint and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then TriQuint and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither TriQuint nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation, unless compelled to do otherwise by the IRS.

5.4                               Business Employees

(a)                                  As of the Closing Date, Buyer shall make offers of employment to those Business Employees listed on Schedule 5.4(a). Schedule 5.4(a) shall be prepared and agreed upon by Seller and Buyer prior to the Closing Date; provided that Schedule 5.4(a) shall include at least 80% of the Business Employees.  Seller shall provide Buyer or a Buyer Designee with reasonable access to the Business Employees to allow Buyer or a Buyer Designee to make offers of employment and will not take any action, or cause any of the Subsidiaries to take any action, which would impede, hinder, interfere or otherwise compete with Buyer’s or a Buyer Designee’s effort to hire any Business Employees. Business Employees who accept Buyer’s or a Buyer Designee’s offer of employment, as of the Closing Date, are referred to as “Transferred Employees.” Employment with Buyer or a Buyer Designee of Transferred Employees shall be effective as of the day following the close of business on the Closing Date.

(b)                                 Buyer shall maintain, or cause each Buyer Designee to maintain, for a period of at least twelve (12) months after the Closing Date, severance benefits under terms and conditions no less favorable than those set forth on Schedule 5.4(b) to Transferred Employees whose employment is terminated involuntarily by Buyer on or before the first anniversary of the Closing Date other than terminations in circumstances that would not require payments of severance benefits under Seller’s severance plan.  As of the Closing Date, Buyer intends to keep in effect the terms and conditions of employment of the Transferred Employees, as in effect on the Closing Date; however, Buyer reserves the right to review such terms and conditions and make any changes therein (including, cancellation or replacement thereof) as Buyer deems necessary or appropriate in its discretion.

(c)                                  Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees employee benefits on terms that are no less favorable than employee benefits offered to similarly situated employees of Buyer or the applicable Buyer Designee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer.  Each employee benefit plan, program, policy and arrangement of Buyer or an Affiliate of Buyer, including any Pension Plans, Welfare Plans, vacation plans and severance plans, shall recognize to the extent permitted by Buyer’s or a Buyer Designee’s plans and to the extent that it is administratively feasible to do so at no additional cost or expense to Buyer or Buyer Designee for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service, all service with Seller, including service with predecessor employers that was recognized by Seller and any prior unbridged service with Seller, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Buyer or the applicable Buyer Designee will continue to provide tuition assistance to those Transferred Employees who are receiving such benefits as of the Closing Date for the current academic session, in each case as set forth on Schedule 3.10(a). Upon hire, Seller shall pay out to each Transferred Employee the amount of paid time off and sabbatical credited to such Transferred Employee by Seller as of the Closing Date.

(d)                                 Seller intends that the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date.  Buyer intends that each Transferred Employee shall be treated as a new employee of Buyer or the applicable Buyer Designee, subject only to Buyer’s commitments hereunder.

(e)                                  Buyer agrees that its and its Affiliates’ health and welfare plans shall, to the extent permitted by such plans, waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Transferred Employees by Seller) and any proof of insurability.  Seller shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Business Employees prior to or on the Closing Date.

(f)                                    The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to Business Employees terminated on or before the Closing Date. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date.

(g)                                 Nothing in this Agreement shall require Buyer or a Buyer Designee to employ any Business Employees, or to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause.  Neither Buyer, Buyer’s Designee, nor Seller shall make any representation inconsistent with the terms of this Agreement to any Business Employees regarding Buyer’s or Buyer Designee’s intentions or plans to hire or not hire any Business Employees or to assume or honor or to not assume or honor any collective bargaining agreement, or regarding Seller’s intention to continue to employ or not employ any Business Employees after the Closing Date.  Buyer, Buyer’s Designee, and Seller shall instruct their respective management and supervisory employees involved in negotiating this transaction to refrain from any representations that are inconsistent with the terms of this Agreement.

5.5                               Collateral Agreements; Leased Equipment

(a)                                  On or before the Closing Date, subject to satisfaction of the conditions to Closing set forth in Article 8, Buyer or a Buyer Designee shall execute and deliver to TriQuint, and TriQuint or the applicable Subsidiary shall execute and deliver to Buyer or a Buyer Designee the Collateral Agreements.

(b)                                 Prior to the Closing Date, Seller and Buyer shall negotiate in good faith the terms of the Stock Purchase Agreement and the Breingsville Lease.

(c)                                  Prior to the Closing Date, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment and Buyer shall decide whether such Leased Equipment will (i) transfer to Buyer as of the Closing Date by Buyer assuming the leases for such equipment in which case such lease agreement shall be deemed a Contract hereunder, (ii) be acquired by Buyer as of the Closing Date by Buyer paying for the costs of purchasing such equipment to the applicable Third Party pursuant to the equipment rentals or leases (the “Purchased Leased Equipment”), or (iii) remain the property of Seller as of the Closing Date (the “Excluded Leased Equipment”).  The Purchased Leased Equipment is set forth on Schedule 5.5(c)(ii).  The Excluded Leased Equipment is set forth on Schedule 5.5(c)(iii).

5.6                               Commercially Reasonable Efforts

Upon the terms and subject to the conditions set forth in this Agreement (and specifically without limiting the obligations of Seller pursuant to Section 5.11), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties shall use commercially reasonable efforts to: (i) take all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable (including, without limitation, Buyer using commercially reasonable efforts to satisfy the condition set forth in Section 8.1(e) by effecting the consummation of the transactions described in the Term Sheets); (ii) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies, make of all necessary registrations and filings (including filings with Governmental Bodies, if any) and take of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body; and (iii) obtain of all necessary consents, approvals or waivers from Third Parties required to be obtained by each such party.

5.7                               Contacts with Suppliers and Customers

Prior to the Closing, without the prior consent of Seller, Buyer shall not contact any suppliers to, or customers of, the Optoelectronics Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements. In contemplation of the Closing, Seller and Buyer agree to cooperate in contacting certain suppliers to, and customers of, the Optoelectronics Business in connection with and pertaining to the subject matter of this Agreement and the Collateral Agreements.

5.8                               Use of Seller’s Name

(a)                                  Buyer and Seller agree as follows:

(1)                                  Nothing in this Agreement grants any license or rights to Buyer or its Affiliates to use any names or trademarks of Agere Systems, Inc.

(2)                                  Nothing in this Agreement grants any license or rights to Buyer or its Affiliates to use “TriQuint,” “TriQuint Semiconductor,” “TriQuint Optoelectronics,” or any similar mark, or any other trademark, design, or logo previously or currently used by Seller of any of Seller’s Affiliates not otherwise purchased by Buyer hereunder of under the Collateral Agreements.

(3)                                  Notwithstanding Section 5.8(a)(2), Buyer shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing Seller’s names or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates until the earlier of (i) twelve months after the Closing Date or (ii) the depletion of such existing inventory and materials.  If such existing inventory or materials are depleted within twelve months after the Closing Date, and if Buyer requires new inventory or materials with Seller’s name, trademark, design or logo within that time in order to fulfill customer orders, then with Seller’s consent (which will not be unreasonably withheld) Buyer may continue the use of Seller’s name, trademark, design or logo on new inventory or materials as necessary to fulfill such customer orders.  In no event may Buyer use Seller’s names or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates after the first anniversary of the Closing Date.

(b)                                 In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as Seller or an Affiliate of Seller after the Closing Date.

5.9                               Deposit; No Negotiation or Solicitation

(a)                                  The parties acknowledge that Buyer has deposited $500,000 with Ater Wynne LLP, counsel for Seller (“Deposit Holder”), pursuant to the terms of a deposit agreement (“Deposit Agreement”) among Buyer, TriQuint, and Deposit Holder, substantially in the form attached hereto as Exhibit F.  The Deposit Agreement provides, among other things, that (i) the $500,000 deposit is non-refundable and will be paid to Seller at the Closing (as part of the cash portion of the Purchase Price) or upon the termination of this Agreement for any reason other than by Buyer as described in Section 11.1(b) (except due to non-satisfaction of the condition set forth in Section 8.1(e)), and (ii) if this Agreement is terminated by Buyer pursuant to Section 11.1(b) (except due to non-satisfaction of the condition set forth in Section 8.1(e)), the deposit will be paid without interest to Buyer.  In the event of any inconsistency between the terms of the Deposit Agreement and the provisions of this Section 5.9, the Deposit Agreement will control.

(b)                                 Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, directors, representatives, and agents not to) directly or indirectly (a) solicit, initiate, entertain or encourage the submission of any proposal, offer or any discussions that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of the Optoelectronics Business or any portion of the Purchased Assets (other than purchases of goods or services from the Optoelectronics Business in the ordinary course of business consistent with past practice), or (b) participate in any discussions or negotiations regarding the Optoelectronics Business, furnish any information with respect thereto, or assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except as otherwise agreed herein.  Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing within two Business Days after receipt of any such offer or proposal.  Seller will notify Buyer promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.10                        Non-Competition

(a)                                  Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of three (3) years immediately following the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly,

(1)                                  as a principal, stockholder or otherwise, operate, perform or have any ownership interest in any business that develops, manufactures, sells, installs or distributes products in competition with the Optoelectronics Business, except that Seller may (i) purchase or otherwise acquire by merger, purchase of assets, stock, controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business (defined below) of which is not in competition with the Optoelectronics Business, or (ii) use or license its Proprietary Information to the extent permitted by the Intellectual Property Agreement.  For the purposes of this Section 5.10(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 10% of any class of such securities shall not be considered to be competition with the Optoelectronics Business, and a Person shall not be considered to be in the “primary business” of competing with the Optoelectronics Business if such Person derives less than 20% of its revenues from products that compete with the Optoelectronics Business, or

(2)                                  solicit for employment or employ anyone who is then, or had within the preceding twelve (12) months been, an employee of Buyer or a Buyer Designee.

(b)                                 Seller acknowledges that the restrictions set forth in Section 5.10(a) constitute a material inducement to Buyer’s entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(c)                                  If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.10, but this Section 5.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.11                        Consents

Seller shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to obtain, or cause to be obtained, all of the Required Consents.  Buyer shall reasonably cooperate (at no cost or expense to Buyer) in Seller’s efforts in connection therewith.

6.                                      Confidential Nature of Information

6.1                               Confidentiality Agreement

Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Affiliates the ownership of which is transferred to Buyer or a Buyer Designee.

6.2                               Seller’s Proprietary Information

(a)                                  Except as provided in Section 6.2(b) and except for such Proprietary Information the ownership of which is transferred to Buyer or a Buyer Designee as part of the Purchased Assets, after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Proprietary Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about the Optoelectronics Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information. This clause shall not restrict the use of any licensed assets within the scope of the license.

(b)                                 Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:

(1)                                  at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(2)                                  is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

(3)                                  is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

(4)                                  to the extent it is independently developed by Buyer; or

(5)                                  is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c)                                  If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law.  Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

6.3                               Buyer’s Proprietary Information

(a)                                  Except as provided in Section 6.3(b), after the Closing Date and for a period of five (5) years thereafter, Seller agrees that it will keep confidential all of Seller’s and its Affiliates’ Proprietary Information the ownership of which or exclusive use of which is transferred to Buyer as part of the Purchased Assets, including, for purposes of this Section 6.3, information about the Optoelectronics Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.

(b)                                 Notwithstanding the foregoing, such Proprietary Information regarding the Optoelectronics Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Proprietary Information that:

(1)                                  is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

(2)                                  is received by Seller from a Third Party without similar restriction and without breach of any agreement; or

(3)                                  is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

(c)                                  If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information regarding the Optoelectronics Business, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Seller (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law.  Seller will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

6.4                               Confidential Nature of Agreements

Both parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Schedules, attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6, except to the extent (a) that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws disclosure obligations, or (b) that disclosure thereof is reasonably required in connection with Buyer’s efforts to consummate the transactions described in the Term Sheets, provided that any disclosure described in clause (b) may be made only to parties that have agreed to keep the information confidential and have agreed not to use the information for any purpose other than to investigate and consummate the transactions described in the Term Sheets.

6.5                               Other Confidentiality Agreements

Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7.                                      Closing

At the Closing, the following transactions shall take place:

7.1                               Deliveries by Seller

On the Closing Date, TriQuint shall, or shall cause a Subsidiary to, execute and deliver to Buyer or a Buyer Designee the following:

(a)                                  the Collateral Agreements;

(b)                                 all consents, waivers or approvals, including, without limitation, the Required Consents, theretofore required to be obtained by Seller with respect to the sale of the Purchased Assets, or assignment of the Contracts, or the consummation of the transactions contemplated by this Agreement or the Collateral Agreements;

(c)                                  a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.1(a) and (b);

(d)                                 an opinion of counsel to Seller, in the form attached hereto as Exhibit G;

(e)                                  all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer or a Buyer Designee may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee or and to put Buyer or a Buyer Designee in actual possession or control of the Purchased Assets; and

(f)                                    an affidavit by TriQuint and each Subsidiary, dated as of the Closing Date and in a form acceptable to Buyer, stating under penalty of perjury, the transferor’s name, taxpayer identification number, address and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code and the Treasury Regulations thereunder.

7.2                               Deliveries by Buyer or a Buyer Designee

On the Closing Date, Buyer shall, or shall cause a Buyer Designee to, execute and deliver to TriQuint or a Subsidiary the following:

(a)                                  the Purchase Price;

(b)                                 the Collateral Agreements;

(c)                                  certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby;

(d)                                 incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another Person) any document executed by Buyer or a Buyer Designee and delivered to Seller pursuant to the terms of this Agreement and/or the Collateral

Agreements;

(e)                                  a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying as to accuracy of Buyer’s representations and warranties as of the date hereof and the Closing Date;

(f)                                    a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.2(a) and (b); and

(g)                                 all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer or a Buyer Designee of the Assumed Liabilities.

7.3                               Closing Date

Subject to the satisfaction or waiver of the conditions set forth in Article 8 hereof, the Closing shall take place at the offices of Seller in Breinigsville, Pennsylvania, at 10:00 a.m. local time on April 29, 2005, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4                               Contemporaneous Effectiveness

All acts and deliveries prescribed by this Article 7, with respect to the Closing, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.                                      Conditions Precedent to Closing

8.1                               Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a)                                  Representations and Warranties of Seller True and Correct at Closing.  The representations and warranties of Seller contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (but without regard to any qualifications therein as to materiality or material adverse effect) at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except (i) as affected by the transactions contemplated hereby and (ii) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date.

(b)                                 Performance by Seller. TriQuint and/or the applicable Subsidiary shall have delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)                                  No Seller Material Adverse Effect.  There shall not have occurred a Seller Material Adverse Effect from the date hereof to the Closing Date.

(d)                                 Required Consents.  Seller shall have obtained all Required Consents.

(e)                                  Financing.   Buyer shall have arranged for equity and/or debt financing, on terms and conditions satisfactory to it, for the payment of the cash portion of the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements.

(f)                                    Non-assignable Assets.  The Non-assignable Assets shall not collectively represent a material portion of the Purchased Assets.

(g)                                 No Injunctive Proceedings.  No action, suit, or proceeding shall be pending or threatened before any Governmental Body wherein an order would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Buyer or Seller to consummate the transactions contemplated by this Agreement, or (d) affect adversely the right of Seller or Buyer to own its assets and to operate its business (and no such order shall be in effect).

(h)                                 Transferred Employees.  Eighty percent (80%) of the Business Employees listed on Schedule 5.4(a) to whom Buyer has made an offer of employment have accepted employment with Buyer.

(i)                                     Stock Purchase Agreement and Breinigsville Lease.  The parties shall have negotiated the (i)                                      Stock Purchase Agreement and Breinigsville Lease on terms reasonably acceptable to each, and shall have executed and delivered the same.

8.2                               Conditions Precedent to Seller’s Obligations

The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by TriQuint:

(a)                                  Representations and Warranties of Buyer True and Correct at Closing.  The representations and warranties of Buyer contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects (but without regard to any qualifications therein as to materiality or material adverse effect) at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct  as of the specified date; provided, that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, at and as of the Closing Date has not had and could not reasonably be expected to have a material adverse effect on Buyer’s business taken as a whole or on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement or any of the Collateral Agreements.

(b)                                 Performance by Buyer.  Buyer and/or the applicable Buyer Designee shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c)                                  Stock Purchase Agreement and Breinigsville Lease.  The parties shall have negotiated the (i)                                      Stock Purchase Agreement and Breinigsville Lease on terms reasonably acceptable to each, and shall have executed and delivered the same.

(d)                                 Buyer Financing.   The terms and conditions of the Stock Purchase Agreement shall be at least as favorable to investors as the equity financing transaction described in the Term Sheets.  Buyer shall have consummated the transactions contemplated by the Stock Purchase Agreement.

9.                                      Status of Agreements

The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1                               Survival of Representations and Warranties

The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article 9 and such representations and warranties shall terminate at the close of business on the date that is 12 months after the Closing Date; provided, however, that the representations and warranties in Section 3.5(a) (with respect to title matters), Section 3.7(c) (with respect to Excluded Liabilities regarding environmental matters), Section 3.10 (with respect to Excluded Liabilities regarding employee matters), and Section 3.20 (with respect to Excluded Liabilities regarding tax matters) shall survive indefinitely.  Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the applicable expiration date except with respect to claims properly made prior to such expiration in accordance with Section 9.3(c).

9.2                               General Agreement to Indemnify

(a)                                  Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, and Affiliates thereof, and any director, officer, employee or agent of such other party or Affiliates thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, Taxes, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 9.1, any breach or any failure of any representation or warranty of such party contained in this Agreement to have been true when made and at and as of the Closing Date, (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party, or (iii) the fraud or willful misconduct of such party .

(b)                                 In addition, Seller agrees to indemnify and hold harmless Buyer and any Buyer Indemnified Party from and against any Losses incurred by Buyer or any Buyer Indemnified Party arising out of, resulting from, or relating to: (i) the Excluded Liabilities and/or the Excluded Assets; (ii) Buyer’s or a Buyer Designee’s waiver of any applicable Bulk Sales Laws; and (iii) Business Employees that do not constitute Transferred Employees.

(c)                                  In addition, Buyer agrees to indemnify and hold harmless Seller and any Seller Indemnified Party from and against any Losses incurred by Seller or any Seller Indemnified Party arising out of, resulting from, or relating to any failure of Buyer to pay, perform or discharge when due any of the Assumed Liabilities.

(d)                                 Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price.  Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 5.3(b) and Treasury Reg. §1.1060-1(e) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.  Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined below), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e)                                  The Indemnifying Party’s liability for all claims made under Section 9.2(a) through 9.2(c) shall be subject to the following limitations:  (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $200,000, in which case the Indemnifying Party shall be liable for all Losses, and (ii) the Indemnifying Party’s aggregate liability for all such claims shall not exceed $3,000,000.

(f)                                    The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement or (ii) fraud, willful misconduct, or intentional misrepresentation.

(g)                                 Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement, provided, however, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims.

9.3                               General Procedures for Indemnification

(a)                                  The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure).  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party, then the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages. If the Indemnifying Party has not acknowledged in writing its obligation to indemnify the Indemnified Party, then the Indemnified Party shall have the right to assume and control the defense or the settlement against such Third Party Claim. In the event that any party exercises its right to undertake any such defense against any Third Party Claim as provided above, then the other parties shall cooperate in such defense and make available at such cooperating party expense all witnesses, pertinent records, materials and information in such party’s possession and control relating thereto as is reasonably required to by the party conducting the defense.

(b)                                 The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

(c)                                  The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment relates solely to monetary damages.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete release by such Third Party of the Indemnified Party.  The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.3 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure).  Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall have been incurred.  Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim.  The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2,  (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating with particularity the basis upon which it contests the existence or amount thereof.

10.                               Miscellaneous Provisions

10.1                        Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by recognized overnight courier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to Seller, to:	TriQuint Semiconductor, Inc.
Attn: Chief Financial Officer
2300 NE Brookwood Parkway
Hillsboro, OR 97124
Facsimile: (503) 615-8904

With a copy to:	Ater Wynne LLP
222 SW Columbia, Suite 1800
Portland, OR 97201
Facsimile: (503) 226-0079

If to Buyer, to:	CyOptics, Inc.
Attn: Chief Executive Officer
7360 Windsor Drive
Allentown, PA 18106
Facsimile: (610) 336-5861

With a copy to:	Sonnenschein Nath & Rosenthal LLP
Attn: Michael R. Flynn, Esq.
1221 Avenue of the Americas
New York, NY 10020
Facsimile: (212) 768-6800

If to Deposit Holder	Ater Wynne LLP
under the Deposit	222 SW Columbia, Suite 1800
Agreement:	Portland, OR 97201
Facsimile: (503) 226-0079

10.2                        Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3                        Entire Agreement

The agreement of the parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement (subject to Article 6) and the letter of intent executed by the parties on February 23, 2005.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless in writing and executed by both parties.

10.4                        Assignment; Binding Effect; Severability

This Agreement may not be assigned by any party hereto without the other party’s written consent; provided, that Buyer may transfer or assign in whole or in part to one or more Buyer Designees its the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5                        Governing Law

This agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware applicable to contracts performed entirely within that state, irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.6                        Consent to Jurisdiction

Each of Buyer and Seller irrevocably submits to the non-exclusive jurisdiction of the state and federal courts situated in Portland, Oregon, and Allentown, Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of Buyer and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the jurisdictions set forth above or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7                        Waiver of Jury Trial

Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

10.8                        Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be legally effective for all purposes hereof.

10.9                        Public Announcement

Prior to the signing of this Agreement, Seller will prepare a press release and other disclosures that are required by Law announcing the transaction contemplated hereby, subject to consultation with Buyer. After the signing of this Agreement, Seller will disclose certain terms of the transactions contemplated by this Agreement in certain public filings, investor conferences, and other investor materials.  Except for such press release and disclosures, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities or labor relations Law disclosure obligations.

10.10                 No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure.  No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement.  No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

10.11                 Waiver of Terms or Conditions

Any term or condition hereof may be waived and at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof, provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer.  The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.12                 Amendment of Agreement

This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

11.                               Termination

11.1                        Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a)                                  Mutual Consent.  The mutual written consent of Buyer and Seller;

(b)                                 Failure of Buyer Condition.  Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.1 shall have become incapable of fulfillment on or prior to May 2, 2005 and shall not have been waived in writing by Buyer;

(c)                                  Failure of Seller Condition.  Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment on or prior to May 2, 2005 and shall not have been waived in writing by Seller;

(d)                                 Court or Administrative Order.  Buyer or Seller if (i) there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(e)                                  Delay. Buyer or Seller if the Closing shall not have occurred by May 6, 2005.

provided, however, that the party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

11.2                        Effect of Termination

In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Section 5.9(a) relating to the deposit, Article 6 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.9 relating to publicity and this Section 11.2.  Nothing in this Section 11.2 shall be deemed to release either party from any liability for any willful and material breach of any obligation or covenant hereunder.

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IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Seller:			Buyer:

TRIQUINT SEMICONDUCTOR, INC.			CYOPTICS, INC.

By:	/s/	Raymond A. Link	By:	/s/	Ed J. Coringrato
Name:		Raymond A. Link	Name:		Ed J. Coringrato
Title:		Vice-President and CFO	Title:		President and CEO

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT
AND
BILL OF SALE

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE (the “Agreement”) is made as of April 29, 2005 by and between TriQuint Semiconductor, Inc., a Delaware corporation (“TSI”), TriQuint Optoelectronics, Inc., a Delaware Corporation (“TOI” and, together with TSI, the “Assignor”) and CyOptics, Inc., a Delaware corporation (“Assignee”).

RECITALS

A.                                   Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of April 29, 2005 (the “Purchase Agreement”).

B.                                     Pursuant to the Purchase Agreement, TSI agreed, and agreed to cause TOI, to sell, transfer and assign to Assignee, and Assignee agreed to purchase and accept from Assignor, the Purchased Assets, and Assignee agreed to assume, the Assumed Liabilities, in each case as more fully described, and upon the terms and subject to the conditions set forth, in the Purchase Agreement.

C.                                     Assignor desires to grant, bargain, sell, assign, transfer and deliver to Assignee, and Assignee desires to purchase, accept, acquire and assume, the Purchased Assets.

D.                                    Assignor desires to transfer and assign, and Assignee desires to assume and subsequently pay, perform, honor, discharge when due and payable, the Assumed Liabilities.

F.                                      Assignor is the owner of the Purchased Assets.

G.                                     Capitalized terms used but not defined herein shall have the meanings provided in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1.                                       Assignor hereby GRANTS, BARGAINS, SELLS, TRANSFERS, ASSIGNS, CONVEYS and DELIVERS to Assignee all right, title and interest in and to the Purchased Assets listed on Schedule A hereto, but excluding the Excluded Assets, in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

2.                                       Assignee hereby accepts, assumes and agrees to pay, perform, honor, discharge when due and payable the Assumed Liabilities, but excluding the Excluded Liabilities, in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

3.                                       Each party, for itself, its Affiliates, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, or cause its Affiliates to, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Purchase Agreement in order to (a) assign, transfer, set over, convey, assure and confirm unto and vest in Assignor, its successors and assigns, title to the Purchased Assets sold, assigned, conveyed, transferred and delivered by this Agreement, or (b) accept, assume and pay, perform, honor, discharge when due and payable the Assumed Liabilities assumed pursuant to this Agreement.

4.                                       This Agreement is subject to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Assignor and Assignee, and their respective successors and assigns.

5.                                       This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

[The rest of this page is intentionally blank.]

IN WITNESS WHEREOF, each of Assignor and Assignee has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Assignor:		Assignee:

TRIQUINT SEMICONDUCTOR, INC.		CYOPTICS, INC.

By:	/s/ Stephanie Welty	By:	/s/ Ed Coringrato
Name:	Stephanie Welty	Name:	Ed Coringrato
Title:	Vice President - Finance	Title:	President and CEO

Assignor:

TRIQUINT OPTOELECTRONICS, INC.

By:	/s/ Stephanie Welty
Name:	Stephanie Welty
Title:	Vice President - Finance

EXHIBIT B

INTELLECTUAL PROPERTY AGREEMENT

by and between

TRIQUINT SEMICONDUCTOR, INC.

and

CYOPTICS, INC.

Dated April 29, 2005

CONFIDENTIAL

INTELLECTUAL PROPERTY AGREEMENT

THIS INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is made by and between TRIQUINT SEMICONDUCTOR, INC., a Delaware corporation (“TriQuint” or “Seller”) and CYOPTICS, INC., a Delaware corporation (“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.                                   This Agreement is provided as Exhibit B to a certain Asset Purchase Agreement dated as of April 14, 2005 (the “Purchase Agreement”) entered into by and between TriQuint and Buyer pursuant to which TriQuint is selling and Buyer is acquiring certain Purchased Assets, as that term is defined in the Purchase Agreement.  This Agreement is executed upon the signing by all Parties and shall become effective concurrent with and on the Closing Date of the Purchase Agreement (the “Effective Date”);

B.                                     This Agreement is intended by the Parties to address, among other things, the intellectual property rights and Information either included in the Purchased Assets or licensed to Buyer; and

C.                                     In connection with the sale and purchase of the Optoelectronics Business, Seller agrees to assign certain intellectual property rights to Buyer and to license certain intellectual property rights to Buyer, in each case in accordance with the terms hereof.

The Parties agree as follows:

ARTICLE I.
DEFINITIONS

1.01                        Unless otherwise defined in Appendix A attached hereto, as used in this Agreement any term in initial capital letters shall have the meaning ascribed thereto in the Purchase Agreement.

ARTICLE II.
SOFTWARE LICENSES

2.01                        Seller hereby grants to Buyer a fully paid-up, royalty-free, worldwide, perpetual irrevocable (subject to Article VII) and non-transferable (except as provided in Article VIII) license the (“Software License”) to use, copy, sublicense and distribute the Licensed Software, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Software in connection with the conduct or operation of the Optoelectronics Business, under any and all copyright, trade secret and other intellectual property rights (other than patent rights which are specifically granted in Article IV herein) in the Licensed Software owned by Seller or its Related Companies or in which Seller or its Related Companies have a right to license as of the Effective Date including, but not limited to, the right (i) to reproduce the Code of and Documentation for such Licensed Software; (ii) to sell, lease, sublicense (but only to the extent that Seller has a right to authorize Buyer to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense authorization) or otherwise transfer copies of the Licensed Software and Derivative Works therefrom, in whole or in part for use within the scope of the Optoelectronics Business; and (iii) to combine the Licensed Software and Derivative Works therefrom with other software or hardware within the scope of the Optoelectronics Business.

The Software License shall remain exclusive for a period of three (3) years from the Effective Date after which the Software License shall become non-exclusive.

2.02                        Seller agrees to deliver to Buyer, within thirty (30) days of the Effective Date, complete and useable copies of the Licensed Software and any related Documentation and Code. To Seller’s knowledge, all of the Licensed Software will, as of the Effective Date, be included in the Principal Equipment transferred to Buyer or otherwise in the possession of the Transferred Employees.  Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with promptly delivering to Buyer any copies of any components of the Licensed Software, Documentation and Code not delivered to Buyer as of the Effective Date. Buyer agrees that the previous sentences provide Buyer’s sole remedy for Seller’s failure to deliver the Licensed Software, and is specifically enforceable.

2.03                        The Parties recognize that the best or only available copy of certain Licensed Software may reside, after the Effective Date, within the Optoelectronics Business or in the possession of the Optoelectronics Business, and that Seller may require certain access to or copies of the Licensed Software for purposes consistent with this Agreement, which, because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Effective Date.  To that end, Buyer agrees for a period of six months following the Effective Date, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller’s written request, copies of any portion of the Licensed Software, in the form such software was delivered from Seller to Buyer as of the Effective Date, in order for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement.  Any reasonable costs associated with the assembling, copying and delivering of such requested Licensed Software shall be borne by Seller. Seller agrees that the second preceding sentence provides Seller’s sole remedy for Buyer’s failure to deliver the Licensed Software, and is specifically enforceable.

2.04                        Seller grants to Buyer a sublicense under those software license rights granted to Seller by any third party pursuant to any license agreement between such third party and Seller existing as of the Effective Date of this Agreement and in use, contemplated for use, or previously used in the Optoelectronics Business (the “Third Party Software Sublicense”), but only to the extent that Seller has a right to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense or relinquish its own licenses, and if otherwise consistent with those limitations, with rights and obligations co-extensive with the rights and obligations granted to Seller and which Seller grants to its own Licensed Software herein.  To the extent Seller would be required to pay any consideration for such sublicense, should Buyer wish to effect such sublicense, Buyer shall be responsible for the payment of such consideration and shall have the right to negotiate with the licensor relating to such consideration, and shall hold Seller harmless from any failure of Buyer to pay the consideration due under any such sublicense.  Seller shall not grant any other person or entity a Third Party Software Sublicense for a period of three (3) years from the Effective Date.

ARTICLE III.
LICENSES TO INFORMATION

3.01                        Seller grants to Buyer a fully paid-up, royalty-free worldwide, irrevocable, perpetual (subject to Article VII) and non-transferable (except as provided in Article VIII) license to use, copy, sublicense and distribute Licensed Technical Information, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Technical Information, in connection with the conduct and operation of the Optoelectronics Business under any and all copyright, trade secret and other intellectual property rights in such Licensed Technical Information (other than patent rights which are specifically granted in Article IV herein) owned by Seller or its Related Companies as of the Effective Date.  The foregoing license shall be exclusive for a period of three (3) years from the Effective Date, after which period such license shall become non-exclusive.

3.02                        Seller grants to Buyer a non-transferable (except as provided in Article VIII) right, as an attribute of the right to use the Licensed Technical Information in Section 3.01, to communicate (subject to confidentiality provisions at least as restrictive as those in Section 11.03) portions of and grant nonexclusive sublicenses (of the same scope as the licenses granted to Buyer under Section 3.01) to such Licensed Technical Information to third party suppliers or manufacturers for the procurement by Buyer of materials, manufacturing facilities, parts and/or components reasonably necessary for use by Buyer in the manufacture and assembly of Products of the Optoelectronics Business in accordance with this Agreement.

3.03                        Seller agrees to deliver to Buyer, within 30 days of the Effective Date, copies of all documents of whatever kind in whatever medium, whether electronic or otherwise, that embody the Licensed Technical Information. To Seller’s knowledge, all of the Licensed Technical Information will, on the Effective Date, be included in the Business Records transferred to Buyer or otherwise in the possession of the Transferred Employees.  Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any documents that embody the Licensed Technical Information not delivered to Buyer on the Effective Date.  Buyer agrees that the previous sentences provide Buyer’s sole remedy for Seller’s failure to deliver the Licensed Technical Information, and is specifically enforceable.

3.04                        The Parties recognize that the best or only available copy of certain Licensed Technical Information may reside, after the Effective Date, within the Optoelectronics Business or in the possession of the Optoelectronics Business, and Seller may require certain access to or copies of the Licensed Technical Information for purposes consistent with this Agreement, which because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Effective Date.  To that end, Buyer agrees for a period of six months following the Effective Date, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller’s written request, copies of any portion of the Licensed Technical Information, in the form such information was delivered from Seller to Buyer as of the Effective Date, in order for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement. Any reasonable costs associated with the assembling, copying and delivering of such requested Licensed Technical Information shall be borne by Seller. Seller agrees that the second preceding sentence provides Seller’s sole remedy for Buyer’s failure to deliver the identified information, and is specifically enforceable.

3.05                        Seller grants to Buyer a sublicense under those Information license rights granted to Seller by any third party pursuant to any license agreement between such third party and Seller existing as of the Effective Date of this Agreement and in use, contemplated for use, or previously used in the Optoelectronics Business (the “Third Party Information Sublicense”), but only to the extent that Seller has a right to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense or relinquish its own licenses, and if otherwise consistent with those limitations, with rights and obligations co-extensive with the rights and obligations Seller grants to its own Licensed Technical Information herein.  To the extent Seller would be required to pay any consideration for such sublicense, should Buyer wish to effect such sublicense, Buyer shall be responsible for the payment of such consideration and shall have the right to negotiate with the licensor relating to such consideration, and shall hold Seller harmless from any failure of Buyer to pay the consideration due under any such sublicense.  Seller shall not grant any other person or entity a Third Party Information Sublicense for a period of three (3) years from the Effective Date.

ARTICLE IV.
PATENT LICENSES

4.01                        Subject to the consideration recited in the Purchase Agreement, Seller hereby grants to Buyer a fully paid-up, royalty-free, worldwide, perpetual, non-transferable (except as provided in Article VIII) and irrevocable (subject to Article VII) license (the “Patent License”) under the Licensed Patents, excluding the Manufacturing Inventions of the Licensed Patents, to make, have made, use, sell, have sold, offer to sell, lease and import Optoelectronics Products. Licenses granted in this Section 4.01 to Buyer are not to be construed either (i) as consent by Seller to any act which may be performed by Buyer, except to the extent impacted by a patent licensed herein to Buyer, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

The Patent License shall remain exclusive for a period of three (3) years from the Effective Date after which the Patent License shall become non-exclusive.  Notwithstanding the foregoing, during such three year period Seller shall have the right to non-exclusively license the Licensed Patents (other than the Licensed Patents listed on Appendix E hereto) in instances where Seller is threatened or sued by a third party based on allegations of patent infringement by Seller of the third party’s patents and Seller reasonably and in good faith determines that cross-licensing of one or more of the Licensed Patents is in its commercial best interest as a means of resolving such threat or suit, provided, that the granting of such license is not a sham to re-license the Licensed Patents to a third party in circumvention of the three year exclusivity period provided for herein.  Seller will promptly notify Buyer upon its decision to grant such a license, and will use reasonable good faith efforts to do so with 30 days advance notice, or in any case such advance notice of the grant as may be commercially possible under the circumstances.

4.02                        The patent licenses granted hereunder to Licensed Patents shall extend until the patent’s expiration or the expiration of as much of such term as Seller has the right to grant, unless otherwise terminated in accordance with the terms of this Agreement.

4.03                        Seller’s failure to meet its exclusivity obligations hereunder, due to assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof as required under a statute or regulation of such Government or agency shall not constitute a breach of this Agreement, unless such assignment or license resulted from Seller’s failure to act where Seller had the ability to prevent such assignment or license by timely action.

4.04                        Seller grants to Buyer a sublicense under those patent license rights granted to Seller by any third party pursuant to any patent license agreement between such third party and Seller existing as of the Effective Date of this Agreement and in use, contemplated for use or previously used in the Optoelectronics Business (the “Third Party Patent Sublicense”), but only to the extent that Seller has a right to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense or relinquish its own licenses, and if otherwise consistent with those limitations, with rights and obligations co-extensive with the rights and obligations Seller grants to its own patents herein.  To the extent Seller would be required to pay any consideration for such sublicense, should Buyer wish to effect such sublicense, Buyer shall be responsible for the payment of such consideration and shall have the right to negotiate with the licensor relating to such consideration, and shall hold Seller harmless from any failure of Buyer to pay the consideration due under any such sublicense.  Seller shall not grant any other person or entity a Third Party Patent Sublicense for a period of three (3) years from the Effective Date.

4.05                        The have made rights granted to Buyer hereunder shall not be exercised in a manner whereby the exercise of such have made rights is a sham to sublicense the Licensed Patents to a third party and not for bona fide business purposes of the Buyer.

ARTICLE V.
ASSIGNMENT OF TRADEMARKS AND AGREEMENT

5.01                        Seller agrees to transfer and assign, pursuant to the Trademark Assignment attached as Appendix D hereto, to Buyer all of its worldwide right, title and interest in and to the Assigned Marks and the good will associated therewith as well as all rights, privileges and priorities of Seller, as well as the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Marks, including the right to receive all proceeds or damages therefrom. Such assignment shall be subject to all agreements entered into between Seller, its predecessors (including AT&T Corp. and its Subsidiaries, Lucent Technologies and its Subsidiaries, and Agere Systems, Inc. and its Subsidiaries) or its Related Companies, and one or more third parties prior to the Effective Date of this Agreement.  Seller attests that there have been no agreements entered into by Seller or its predecessors or its related companies relating to the Assigned Marks.

5.02                        Buyer shall bear any and all administrative and similar costs external to Seller related to the recordation or transfer of title of Assigned Marks from Seller to Buyer pursuant to Section 5.01 above.  Seller for no additional consideration but at Buyer’s expense for any out of pocket costs shall execute all documents and perform all acts as required to give effect to the assignment and recording of the transfer of Assigned Marks to Buyer under this Agreement.

5.03                        Seller hereby assigns all of Seller’s rights, title and interest in that certain Intellectual Property Agreement by and between Agere Systems Inc. and Seller, dated January 2, 2003 (the “Agere Agreement”), and pursuant to Section 11.02 of the Agere Agreement, Buyer hereby becomes and is deemed substituted as the “Buyer” thereunder.  Buyer hereby accepts the assignment of the Agere Agreement by its signature below, and agrees to provide any documents to Agere as reasonably necessary to document and substantiate such acceptance.  Seller and Buyer agree to and shall comply with the requirements of the Agere Agreement, Section 11.02, regarding Assignment.  Seller and Buyer agree that the assignment of the Agere Agreement to Buyer shall not deprive Seller of the intellectual property rights that were assigned (as opposed to licensed) by Agere to Seller under the Agere Agreement (“Assigned IP”) and to the extent that Seller’s assignment of the Agere Agreement to Buyer hereunder effects a transfer of the Assigned IP to Buyer, Buyer hereby assigns to Seller all Assigned IP.  Such Assigned IP, to the extent related to the Optoelectronics Business, shall be included in, be covered by and remain subject to the licenses granted to Buyer hereunder.

ARTICLE VI.
EXPORT CONTROL

6.01                        The Parties acknowledge that information and software (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such information and software must be authorized under those regulations.  Each Party hereby assures the other Party that it will comply with all applicable export laws of the U.S. as may be in effect at the time any export of such information or software is made.

ARTICLE VII.
TERM AND TERMINATION

7.01                        This Agreement shall be effective during the term commencing on the Effective Date hereof and shall continue unless terminated by mutual agreement between the Parties.

7.02                        The rights and obligations of Buyer and Seller which by their nature would continue beyond termination of this Agreement shall survive and continue after any termination of this Agreement, including without limitation, confidentiality obligations.

7.03                        If a Party shall fail to fulfill one or more of its material obligations under this Agreement or the Purchase Agreement, to the extent that any such failure is not attributable to any failure on the part of the other Party to perform any of its obligations under this Agreement, the non-breaching Party may upon its election and in addition to any other remedies that it may have, at any time terminate the licenses granted under this Agreement by not less than two (2) months prior written notice to the breaching Party specifying any such breach or failure, unless within the period of such notice all grounds specified therein for termination pursuant to this Section 7.03 shall have been remedied.

Notwithstanding the foregoing, the Parties agree that a single inadvertent disclosure by a Party of an insubstantial portion (or more than one inadvertent disclosures that collectively are not substantial) of the other Party’s Confidential Information in violation of the provisions of Section 11.03 will not be considered a material breach giving rise to a right of termination under this Section 7.03; provided that the disclosing party uses best commercially reasonable efforts to restore the confidentiality of the disclosed information.

ARTICLE VIII.
ASSIGNABILITY

8.01                        The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party not be extended other than by an assignment pursuant to Section 8.02 to entities other than such Party’s Related Companies without the other Party’s express written consent.

8.02                        All of a Party’s rights, title and interest in this Agreement and any licenses and rights granted to it hereunder may be assigned to any of its Related Companies or any direct or indirect successor to all or a portion of the business of the Party, which successor shall thereafter be deemed substituted as the Party hereto, effective upon such assignment subject to written acceptance of such assignment by such successor.  Notwithstanding any such assignment to a successor, any licenses assigned herein to the successor do not include any past or future licenses to products that are sold or otherwise distributed, directly or indirectly, by such successor prior to any assignment.

ARTICLE IX.
LICENSES TO RELATED COMPANIES AND IMPROVEMENTS

9.01                        The grant of each license hereunder includes the right to grant sublicenses, within the scope of the original license grant, to a Party’s Related Companies for so long as they remain its Related Companies. Any and all licenses or sublicenses granted to Related Companies pursuant to this Agreement may be made effective retroactively, but not prior to the Effective Date hereof, nor, unless otherwise authorized pursuant to another provision of this Agreement, prior to the sublicensee’s becoming a Related Company of such Party.

9.02                        Unless otherwise specifically expressed in this Agreement, the Purchase Agreement or the Collateral Agreements, no license to, or right of a Party, under any patent, copyright, trademark, trade secret, or any other intellectual property right, is either granted or implied by conveying any information to such Party.

9.03                        Any improvements and Derivative Works created by a Party, including pursuant to a license granted hereunder, and all rights therein shall belong to the Party that created such improvement and/or such Derivative Work, as the case may be, provided that this clause shall not act to extend Buyer’s rights under any third party software, information, or patents beyond those rights which Seller has the legal right to grant.

9.04                        Except as otherwise expressly provided for herein or the Purchase Agreement or the Collateral Agreements, no rights are granted to a Party under any improvements or Derivative Works of the Licensed Software or the Licensed Technical Information to the extent made by the other Party after the Effective Date.

9.05                        The grant of each license or sublicense hereunder also includes the right of a Party to sublicense (within the scope of its own license) any business which is divested by that Party or any of its Related Companies, provided, that the sublicense is granted within sixty (60) days of divestiture, and provided, that any such sublicense of any tier shall not include any past or future licenses to products which are sold or otherwise distributed, directly or indirectly, by an acquiror of such business prior to the date of acquisition even if they are of the same kind or similar to those of the divested business, and finally, provided that, with respect to Licensed Software, Licensed Technical Information, and Licensed Patents that are themselves held by Seller under license, Seller has the rights to grant sub-sublicense rights subject to the terms of this Agreement.

ARTICLE X.
RIGHTS AND OBLIGATIONS

10.01                 For any license provided from one Party to the other, the licensee shall, at its sole expense, comply at all times with all applicable laws and regulations in connection with the use of the rights licensed to it hereunder, and obtain all appropriate permits and approvals, as applicable.

10.02                 The licenses granted herein by Seller or Buyer, as the case may be, shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, to the fullest extent permitted by law, licenses to rights in “intellectual property” as defined in Section 101 of the Bankruptcy Code.  The Parties agree that the licensee to any such licenses, as the case may be, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  In the event that a bankruptcy proceeding under the Bankruptcy Code is commenced by or against the licensor of any such licenses, the licensee shall be entitled to retain all of its rights under this Agreement (including without limitation all rights and licenses granted herein) pursuant to Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE XI.
WARRANTIES AND COVENANTS

11.01                 Except as expressly provided herein, all warranties and representations are exclusively set forth in the Purchase Agreement.

11.02                 (a)                                  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION OR RIGHTS ASSIGNED OR LICENSED UNDER THIS AGREEMENT IS ASSIGNED OR LICENSED “AS IS” WITH ALL FAULTS, AND WITHOUT ANY WARRANTY OF ANY TYPE.  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED.  BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND IT SHALL BE THE SOLE RESPONSIBILITY OF BUYER TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(b)                                  EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, SELLER AND ITS RELATED COMPANIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY PATENT INFRINGEMENT OR ANY OTHER CLAIM MADE BY BUYER OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM THE USE OF, THE TECHNICAL INFORMATION, SOFTWARE, RIGHTS, OR OTHER INFORMATION ASSIGNED OR LICENSED HEREUNDER.

11.03                 Each Party agrees:

(a)                                  that it will not, without the other Party’s express written permission or as provided herein or in the Purchase Agreement, or as otherwise agreed to in writing, (i) use in advertising, publicity, or otherwise any trade name, trademark, trade device, service mark, logo, symbol, trade dress or any other identification or any abbreviation, contraction or simulation thereof owned or used by the other Party or any of its Related Companies, or (ii) represent, directly or indirectly, that any product or service produced in whole or in part with the use of any of the Licensed Software or Licensed Technical Information is a product or service of the other Party or any of its Related Companies; and

(b)                                 that except as otherwise expressly provided for in this Agreement, it will hold in confidence for the other Party all private or confidential information of the other Party, including any Licensed Software or Licensed Technical Information licensed hereunder that the receiving Party’s personnel may unavoidably receive or have access to during the term of this Agreement (“Confidential Information”).  Each Party further agrees that all Confidential Information shall remain the property of the Party that provides such information and, except as required to exercise its rights under this Agreement, that the receiving Party shall not make any disclosure of such information to anyone, except to its employees to whom such disclosure is necessary to the use for which rights are granted hereunder.  Each Party shall appropriately notify all employees to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them.  The Licensed Software and Licensed Technical Information shall be deemed confidential information of both Parties.

(c)                                  The restrictions under Section 11.03(b) on the use or disclosure of such Confidential Information shall not apply to such information:

(i)                                     which is independently developed by such Party or is lawfully received, free of restriction, from another source having the right to so furnish such information; or

(ii)                                  after it has become generally available to the public by acts not attributable to such Party or its employees, agents or contractors; or

(iii)                               which at the time of disclosure to such Party was known to such party free of restriction and evidenced by documentation in such Party’s possession; or

(iv)                              which the other Party agrees in writing is free of such restrictions; or

(v)                                 which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that such Party provides the other Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

(d)                                 In the event of any conflict between the representations and warranties in this Agreement and the representations and warranties in the Purchase Agreement, the representations and warranties in the Purchase Agreement shall prevail.

11.04                 Prosecution and Protection of Intellectual Property

(a)                                  If Buyer’s intellectual property counsel can reasonably demonstrate to Seller that certain identified Licensed Patents are infringed by a third party, Seller shall in good faith use commercially reasonable efforts to protect the underlying Licensed Patents.  Any such efforts shall be determined in Seller’s sole discretion, which discretion will be reasonably exercised considering in good faith the impact of the infringement on Buyer’s business.

(b)                                 Seller shall use commercially reasonable efforts to continue its prosecution of any applications, continuations or extensions of the Licensed Patents, in each case in a manner  reasonably consistent with its prior practice.  If Seller elects not to pursue such efforts, it shall comply with Section 11.06 with respect to the Licensed Patent(s) in question, whereupon Seller shall be released from its obligations under this paragraph (b) with respect thereto.

11.05                 Right to Request Interest in Patents

(a)                                  Buyer shall have the right to request that Seller transfer sufficient interest to Buyer in one or more Licensed Patents for the limited purpose of filing suit against an identified third party with respect to a product of such third party which, after diligent inquiry and reasonable belief, Buyer is of the opinion infringes one or more claims of a Licensed Patent and where Seller elects not to bring any action in accordance with Section 11.04. Buyer shall make such request in writing, and shall specify the identity of the third party, the relevant Licensed Patent(s), and the subject matter of the prospective suit, including the products of the third party that will be identified in the suit.

(b)                                 Seller may in its discretion, which discretion will be reasonably exercised considering in good faith the impact of the infringement on Buyer’s business, transfer a sufficient interest in the identified patents for the sole purpose of allowing Buyer to file a lawsuit against the third party.

(c)                                  Buyer’s rights with respect to any interest in any patent transferred to Buyer pursuant to this Section 11.05 shall be limited to filing, maintaining, and settling the suit and claims arising therefrom.  Seller reserves the right to defend the validity, enforceability, and its ownership of any such patents and to intervene to protect its business interests.  Buyer shall have no right to grant licenses or releases under any such patent to any party other than the third party identified in the suit, and such licenses and releases must be approved in advance in writing by Seller.

(d)                                 Buyer shall have no right to make any claim for damages accruing prior to the Effective Date.

(e)                                  Upon termination or settlement of any suit brought under this Section 11.05, Buyer shall immediately transfer back to Seller whatever interest that was previously transferred from Seller to Buyer in any patent in anticipation of such suit.

(f)                                    Buyer shall bear all its own expenses in connection with any action brought under this Section 11.05 and shall pay or reimburse Seller for any and all expenses incurred by Seller as a result of any such action.  Neither Seller nor any of its Related Companies shall be obligated to provide any assistance to Buyer in connection with such action other than as specified in this Section 11.05.

(g)                                 Buyer shall not use Seller’s or any of its Related Companies’ names in connection with any press release or public announcement or statement relating to any suit brought under this Section 11.05 without Seller’s prior written consent.

(h)                                 Buyer shall be responsible for any and all recording fees related to the assignment of any or all patents, or any interest therein, from Seller to Buyer and from Buyer to Seller pursuant to this Section 11.05.  Seller and Buyer agree to execute all documents required for such assignments.

11.06                 Transfer of Intellectual Property.  In the event that Seller determines to abandon, discontinue or otherwise terminate its interest with respect to any Licensed Patent(s), Licensed Software and/or Licensed Information (including in each case any applications, continuations or extensions therefor), Seller shall so notify Buyer in writing prior to any such action on Seller’s part.  Buyer shall thereupon have the right, at its option (exercised by written notice to Seller within 60 days after Buyer’s receipt of Seller’s notice), to elect to cause Seller to assign any such Licensed Patent(s), Licensed Software and/or Licensed Information to Buyer, without further consideration and on an “as-is, where-is, with all faults” basis.  Buyer shall bear any out-of-pocket expenses incurred in effecting any such assignment.

ARTICLE XII.
GENERAL PROVISIONS

12.01                 Consideration.  The consideration for the transfers, assignments and grant of rights and licenses under this Agreement by Seller to Buyer and by Buyer to Seller is provided in this Agreement and the Purchase Agreement and no further payment of royalties will be due under this Agreement.

12.02                 Agreement Prevails.  This Agreement shall prevail in the event of any conflicting terms or legends which may appear on the documents, the Licensed Software, the Documentation or the Licensed Technical Information transferred or licensed hereunder.

12.03                 Relationship Between Parties.  Neither Party to this Agreement shall have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party.  The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

12.04                 Entire Agreement.  This Agreement, the Purchase Agreement and Collateral Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merge all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein or in the Purchase Agreement and Collateral Agreements, or, subsequent to the Effective Date, in writing and signed by a proper and duly authorized representative of the Party to be bound thereby.

12.05                 Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

12.06                 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.07                 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, excluding the choice of law rules thereof.  Each Party irrevocably submits to the non-exclusive jurisdiction of the state and federal courts situated in Portland, Oregon, and Allentown, Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the jurisdictions set forth above or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.08                 Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, acts of terrorism, fire, explosion, flood, strike, lockout, embargo, act of God, or other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted commercially reasonable efforts to avoid or remedy such force majeure.

12.09                 Waiver.  Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party’s rights or remedies provided in this Agreement.

12.10                 Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

12.11                 No Other Interest in Products.  Except as otherwise agreed in this Agreement, in the Purchase Agreement, or in a Collateral Agreement, Seller and Buyer shall have no right or interest whatsoever in any product of the other Party whether such product is conceived or developed by the other Party, during or after the course of performance of this Agreement, the Purchase Agreement or any Collateral Agreement.  Nothing in this Agreement shall be construed to obligate Buyer or Seller to a specified level of effort in its promotion and marketing of any product.

12.12                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE XIII.
NOTICES

13.01                 Until further notice in writing, any notice or other communication hereunder shall be deemed to be sufficiently given to the addressee and any delivery hereunder deemed made when sent by certified mail to the addresses set out below.

For TriQuint:	TriQuint Semiconductor, Inc.
Attn: Chief Financial Officer
2300 NE Brookwood Parkway
Hillsboro, OR 97124
Facsimile: (503) 615-8900

With a copy to:	Ater Wynne LLP
Attn: Douglas D. Morris
222 SW Columbia, Suite 1800
Portland, OR 97201
Facsimile: (503) 226-0079

For Buyer:	CyOptics, Inc.
Attn: Chief Financial Officer
7360 Windsor Drive
Allentown, PA 18108
Facsimile: (610) 336-5861

With a copy to:	Sonnenschein Nath & Rosenthal LLP
Attn: Michael R. Flynn
1221 Avenue of the Americas
New York, NY 10020
Facsimile: (212) 768-6800

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the respective dates entered below.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Stephanie Welty

Name:	Stephanie Welty

Title:	Vice President - Finance

Date: April 29, 2005

CYOPTICS, INC.

By:	/s/ Ed Coringrato

Name:	Ed Coringrato

Title:	President and CEO

Date: April 29, 2005

THIS AGREEMENT DOES NOT BIND OR OBLIGATE ANY PARTY
IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
REPRESENTATIVES OF ALL PARTIES

EXHIBIT C

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of April 29, 2005, between TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), and CyOptics, Inc., a Delaware corporation (“CyOptics”).

RECITALS

The parties desire to enter into this Agreement, pursuant to which TriQuint and its Affiliates will provide certain services to CyOptics and its Affiliates, in connection with the sale and transition of the Optoelectronics Business as contemplated by the Asset Purchase Agreement between TriQuint and CyOptics dated of even date (the “Asset Purchase Agreement”). A capitalized term not defined in this Agreement will have the meaning ascribed to it in the Asset Purchase Agreement.

The parties therefore agree:

AGREEMENT

1.                                      Services To Be Provided

During the term of this Agreement, as and when requested by CyOptics, TriQuint will provide or will instruct its Affiliates to provide, such services as are listed on Schedule 1 attached hereto (the “Transition Services”), and such additional services, if any, as the parties may agree upon in writing (“Other Services” and, collectively with the Transition Services, the “Services”). References to TriQuint in this Agreement will be deemed to refer as appropriate to TriQuint and its Affiliates.

2.                                      Fees for Services; Payments

2.1                               Fees

(a)                                  As consideration for the Transition Services, CyOptics will pay to TriQuint the amounts specified in Schedule 1 attached hereto (the “Transition Fee”).

(b)                                 For Other Services, CyOptics will pay TriQuint a fee agreed to in writing by the parties hereto prior to the provision of such Other Services.  If the Other Services are to be provided by one or more employees of Seller who are Business Employees (who were not offered or who did not accept employment with Buyer), then:  TriQuint will use commercially reasonable efforts to maintain the continued employment of the particular Business Employees as required by CyOptics, and (ii) the fee for such Other Services will include the actual fully loaded cost of retaining the services of the Business Employees performing the Other Services (including the cost of salary and other compensation, benefits, taxes, insurance, and the like) during the period required by CyOptics.

2.2                               Payments

(a)                                  For each calendar month in which Services are provided, TriQuint will submit to CyOptics a reasonably detailed written statement of the amount of the Transition Fee as well as the amount of the fee for Other Services provided, if any, along with documentation evidencing in reasonable detail the calculation of such fee for Other Services provided. The Transition Fee and the fee for Other Services provided will be due and payable by CyOptics to TriQuint by wire transfer of immediately available funds within five (5) Business Days after such written statement is sent to CyOptics from TriQuint.

(b)                                 CyOptics will have no right to set-off against any claims for payment of the Transition Fee or of the fee for Other Services provided to be made by CyOptics pursuant to this Agreement, any claims for payment of CyOptics resulting from the Asset Purchase Agreement or any other agreement.

(c)                                  TriQuint will have the right, at its option, to discontinue providing all Services if full payment of fees for the Services is not received from CyOptics in a timely manner. This provision will not apply, however, in case that CyOptics delivers written notice to TriQuint that it in good faith disputes the provision of the Services, their quality, or the amount it was billed for the respective Services. In such case CyOptics and TriQuint will negotiate in good faith to resolve such dispute and TriQuint will continue to render the respective Services, provided CyOptics pays the amount which is not in dispute pending the resolution of any such good faith dispute.

(d)                                 If TriQuint discontinues Services for nonpayment pursuant to the provision above, TriQuint will as promptly as reasonably practicable recommence such Services upon full payment by CyOptics of the fees owed.

3.                                      Performance of Services

(a)                                  TriQuint will use commercially reasonable efforts to perform all Services hereunder in a manner consistent with the provision thereof to the Optoelectronics business unit immediately prior to the Closing; provided, however, that TriQuint will not be obligated to hire additional employees, maintain the employment of any particular employees, purchase, lease, or license any additional equipment or software, or otherwise incur any material or extraordinary costs in connection with its rendering of the Services.

(b)                                 TriQuint and CyOptics agree to cooperate, to provide such information, and to take such actions as may be reasonably required to assist in providing the Services.

(c)                                  Nothing provided herein will require TriQuint to violate any agreement with a Third Party, including any software license agreement. CyOptics will promptly provide direction to TriQuint where business decisions are required in the performance of Services by TriQuint. Where necessary for the performance of the Services, CyOptics will designate TriQuint as its authorized agent.

4.                                      Limitation of Liability; Indemnification

TriQuint will not be liable to CyOptics for any liability, cost, damage, expense, or loss, including, without limitation, any special, indirect, or consequential damages (i) arising or allegedly arising out of TriQuint’s actions or failures to act with respect to any Services provided under this Agreement or (ii) as a result of CyOptics’s reliance on any action, failure to act, advice, or data that TriQuint may provide or not provide pursuant to this Agreement. However, the foregoing will not apply to the extent that the liability, cost, damage, expense, or loss was caused by TriQuint’s gross negligence or willful misconduct.

5.                                      Term and Termination

The term of this Agreement will commence as of the date hereof and end 90 days after the Effective Date.  However, CyOptics may terminate this Agreement at any time by written notice to TriQuint.  The parties agree to use their respective reasonable commercial efforts to cause the need for Services to end as soon as commercially reasonable.  TriQuint will in good faith consider a request made by CyOptics to TriQuint’s Chief Executive Officer to extend the term of this Agreement for a reasonable period of time (not to exceed 30 days) in the event that the need for the Services shall not have ended within the term notwithstanding CyOptics’s reasonable diligence in that regard.

6.                                      Warranty

Unless otherwise provided for in this Agreement, TriQuint provide no warranty, express or implied, with respect to the Services, including, without limitation, a warranty for a particular level of service or for continued, uninterrupted Services.

7.                                      Force Majeure

Neither party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotion, wars, strikes, freight embargo, shortage of supply, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotage, explosions, or any other contingencies beyond the reasonable control of the respective party and its subcontractors. In such events, the affected party will immediately inform the other party of such circumstances together with documents of proof and the performance of obligations hereunder will be suspending during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.

8.                                      Confidentiality

The provisions of Article 6 of the Asset Purchase Agreement apply to each party’s respective Proprietary Information that is made available to the other party in the course of the transactions contemplated by this Agreement.

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This Agreement is dated and effective as of the date set forth above.

TRIQUINT SEMICONDUCTOR, INC.		CYOPTICS, INC.

By:	/s/ Stephanie Welty	By:	/s/ Ed Coringrato
Name:	Stephanie Welty	Name:	Ed Coringrato
Title:	Vice President - Finance	Title:	President and CEO

EXHIBIT D

THIS SUBORDINATED UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OF CYOPTICS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SUBORDINATED UNSECURED PROMISSORY NOTE

$4,000,000.00 plus “Additional Principal Amount” (defined below)	April 29, 2005
Allentown, Pennsylvania

FOR VALUE RECEIVED, the undersigned, CyOptics, Inc., a Delaware corporation (the “Maker”), with principal offices at 7360 Windsor Drive, Allentown, Pennsylvania, 18106, hereby promises to pay to the order of TriQuint Semiconductor, Inc. (the “Payee”), at 2300 NE Brookwood Parkway, Hillsboro, Oregon  97124, or at such other address as Payee may from time to time designate in writing to Maker, or Payee’s assigns, in lawful money of the United States of America, the principal sum of (x) Four Million Dollars ($4,000,000.00) plus (y) the “Additional Principal Amount” (computed in accordance with Section 2.3(b) of the Purchase Agreement, defined below), together with interest on the outstanding portion of such principal amount as set forth in Section 2(a) below.

This promissory note as amended, restated, supplemented or otherwise modified from time to time (this “Note”) is subordinated and unsecured and a Note under the Asset Purchase Agreement, by and between Maker and Payee, of even date herewith (the “Purchase Agreement”).  Additional rights and duties of Payee and Maker are contained in the Purchase Agreement.  Terms used herein, but not defined have the meanings assigned to them in the Purchase Agreement.

Upon determination by Payee and Maker of the Additional Principal Amount, the parties may restate this Note with a corrected principal amount giving effect to such determination and removing the references to the “Additional Principal Amount.”

1.                                      Definitions.

(a)                                  “Change in Control” shall mean (i) the close of a transaction in which Maker is acquired by another entity by merger, consolidation, share purchase, share exchange or other reorganization or any transaction in which the holders of Maker’s voting capital stock immediately prior to such transaction hold less than fifty percent (50%) of Maker’s voting capital stock after the transaction; (ii) the close of a sale of more than fifty percent (50%) the assets of Maker and (iii) the closing of an initial public offering of Maker’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.  Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of Maker’s incorporation.

(b)                                  “Common Stock” shall mean the Common Stock of CyOptics, Inc., $0.001 par value per share.

(c)                                  “Event of Default” has the meaning given in Section 5 hereof.

(d)                                  “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

(e)                                  “Maker” shall mean the corporation initially executing this Note and any Person that shall succeed to or assume the obligations of Maker under this Note by operation of law in accordance with the terms herein.

(f)                                    “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of Maker; (b) the ability of Maker to pay or perform the Obligations in accordance with the terms of the Transaction Documents or to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Payee or its assigns under the Transaction Documents or any related document, instrument or agreement.

(g)                                 “Maturity Date” shall mean the earlier of: (i) January 1 2012, and (ii) the occurrence of a Change in Control.

(h)                                 “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Maker to Payee of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Maker hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i)                                    “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)                                    “Senior Indebtedness” shall mean the principal of and premium, if any, and interest on, and fees and charges with respect to (i) (A) that certain revolving credit facility provided by Silicon Valley Bank on the date hereof in the maximum amount of $5,000,000,

(B) that certain term loan provided by Silicon Valley Bank on the date hereof in the maximum principal amount of $1,000,000, (C) that certain term loan provided by ORIX Venture Finance LLC on the date hereof in the maximum principal amount of $9,500,000 and (D) a revolving credit facility provided by Comerica Bank on the date hereof in the maximum principal amount of up to $9,500,000; together with deferrals, renewals, extensions and refinancings of such indebtedness, (ii) any prior or future equipment purchase arrangement or equipment lease financing arrangement and any future draws on such financing arrangements for which the financing arrangement is secured by the equipment, (iii) any other indebtedness of bank borrowings with an original maturity date of less than one year, or (iv) any other indebtedness of Maker which Maker and Payee may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness.

(k)                                “Subsidiary” shall mean (a) any existing or future corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Maker, or (b) any existing or future partnership, limited liability company, joint venture, or other association of which more than 50% of the interest having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other association is at the time directly or indirectly owned and controlled by Maker or its affiliates, or (c) any other existing or future entity included in the financial statements of Maker on a consolidated basis.

(l)                                    “Transaction Documents” shall mean this Note, the Purchase Agreement, the Warrant issued or issuable under the Purchase Agreement, and all exhibits and schedules to any of the foregoing agreements, and all of the foregoing agreements as they may be amended from time to time.

2.                                      PAYMENTS.

(a)                                  General.  Payments due under this Note shall include interest and principal.  The interest rate shall be the lesser of (i) eight and one half percent (8.5%) and (ii) three percent (3.0%), plus the one-year London Interbank Offered Rate as determined on the date of this promissory note and redetermined on each subsequent anniversary hereof (or business day most closely following that date if no rate is published for that date), in each case per annum.  The initial payment shall be made April 1, 2007, thereafter payments shall be made on each January 1, April 1, July 1 and October 1 until the earlier of repayment in full or January 1, 2012.

(b)                                  Initial Payment.  On April 1, 2007, the following payment shall be due and payable:  an amount equal to the sum of the accrued interest for the twenty-four (24) month period commencing the date hereof and ending April 1, 2007 and a quarterly installment determined by amortizing the total principal amount hereunder over twenty (20) equal quarterly installments using the then applicable interest rate.  The interest rate for the accrued interest for the period commencing on the date hereof and ending on April 1, 2006 shall be determined on the date hereof.  The interest rate for the accrued interest for the period commencing on April 1, 2006 and ending on April 1, 2007 shall be determined on April 1, 2006.  The interest rate to be used in the amortization calculation for the payment due on April 1, 2007 shall be determined on April 1, 2007.

(c)                                  Subsequent Quarterly Payments.  For each quarterly period commencing July 1, 2007 and ending January 1, 2012 the following payment shall be due and payable: an amount equal to the sum of the accrued interest for the period commencing the date hereof and ending April 1, 2007 and a quarterly installment determined by amortizing the total principal amount hereunder over twenty (20) equal quarterly installments using the then applicable interest rate.  The rate of interest to be used in the amortization calculation for subsequent quarterly payments shall be redetermined on an annual basis on each anniversary hereof and shall be applicable for the ensuing twelve (12) month period.

(d)                                  To the extent applicable, on January 1, 2012, any remaining principal and accrued interest shall become due in full.

For avoidance of doubt, Schedule A summarizes the scheduled payment dates for all payments due hereunder and provides a sample calculation of amortized payments.

3.                                      PERMITTED LIENS AND INDEBTEDNESS.  Maker shall not incur, without the express written consent of Payee, any indebtedness for money borrowed, excluding the Senior Indebtedness, unless such indebtedness by its terms is expressly subordinated to the indebtedness evidenced hereunder.  Additionally, no Liens shall be permitted on any of Maker’s property or assets material to its business without the express written consent of Payee, excluding Liens related to Senior Indebtedness.

4.                                      PREPAYMENTS.  This Note including accrued but unpaid interest may be prepaid, in whole or in part, at any time without premium or penalty.

5.                                      DEFAULT.  THE OCCURRENCE OF ANY OF THE FOLLOWING SHALL CONSTITUTE AN “EVENT OF DEFAULT” HEREUNDER:

(a)                                  Failure to Pay. Maker shall fail to pay when due (i) any principal or interest payment on the date due hereunder or (ii) any other payment required under the terms of this Note or any other Transaction Document, and such payment shall not have been made within five days of Maker’s receipt of Payee’s written notice to Maker of such failure to pay; or

(b)                                  Breaches of Covenants. Maker or any of its Subsidiaries shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note or any Transaction Document and (i) such failure shall continue for fifteen (15) days after Maker’s receipt of Payee’s written notice to Maker specifying such failure, or (ii) if such failure is not curable within such fifteen (15) day period, but is reasonably capable of cure within thirty (30) days, either (A) such failure shall continue for thirty (30) days after Maker knew or should have reasonably known of such failure or (B) Maker or its Subsidiary shall not have commenced a cure in a manner reasonably satisfactory to Payee within the initial fifteen (15) day period; or

(c)                                  Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Maker to Payee in writing in connection with any Transaction Document, or as an inducement to Payee to enter into any Transaction Document, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)                                  Other Payment Obligations. Any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof, excluding this Note and the other Transaction Documents) by Maker or any of its Subsidiaries in an aggregate principal amount in excess of $250,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled; or

(e)                                  Voluntary Bankruptcy or Insolvency Proceedings. Maker or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of itself or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(f)                                    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(g)                                 Judgments. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against Maker or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Maker or any of its Subsidiaries; or

(h)                                 Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Maker not to be, a legal, valid and binding obligation of Maker enforceable in accordance with its terms; or

(i)                                    Material Adverse Effect. One or more conditions exist or events have occurred which result in a Material Adverse Effect.

6.                                      REMEDIES UPON DEFAULT.  If an Event of Default shall occur, then and in any such event, in addition to all rights and remedies of Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all amounts owing under this Note to be due and payable, whereupon the then unpaid balance hereof, together with all accrued and unpaid interest thereon, shall forthwith become due and payable and the annual interest rate payable on this Note shall be increased from the date of the Event of Default to twelve percent (12%).

7.                                      COVENANTS.  FOR SO LONG AS ANY AMOUNT REMAINS OUTSTANDING HEREUNDER, MAKER SHALL FURNISH TO PAYEE:

(a)                                  written notice of the occurrence of any Event of Default promptly upon Maker becoming aware of the occurrence of such Event of Default;

(b)                                  as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year:

(i)                                     consolidated balance sheets, statements of income and statements of cash flows of Payee and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter; and

(ii)                                  consolidated balance sheets, statements of income and statements of cash flows of Payee and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; and

(c)                                  as soon as available and in any event within one hundred and fifty (150) days after the end of each fiscal year, a copy of the annual audit report for such year for Payee and its Subsidiaries, including consolidated balance sheets, statements of income and statements of cash flows as of the end of such fiscal year.

8.                                      SUBORDINATION

(a)                                  The indebtedness evidenced by this Note, and the principal, interest and fees and charges with respect hereto, are wholly subordinated, junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the payment of all Senior Indebtedness and deferrals, renewals, extensions and refundings of such Senior Indebtedness.  No indebtedness of Maker, other than Senior Indebtedness, shall be senior in any respect to the indebtedness evidenced by this Note.

(b)                                  The provisions of this Section 8 are intended solely for the purposes of defining the relative rights of the holders of this Note and the holders of Senior Indebtedness.  Nothing in this Section 8 shall impair, as between Maker and Payee, the obligation of Maker, which is unconditional and absolute, to pay to the holder of this Note the principal and interest thereon, in accordance with the terms of this Note, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to Payee.

(c)                                  Upon request by Maker, Payee shall execute and deliver a commercially reasonable subordination agreement confirming the subordination of the indebtedness evidenced by this Note to the Senior Indebtedness.

9.                                      AUTOMATIC ACCELERATION.  THIS NOTE SHALL ACCELERATE AND SHALL BE DUE AND PAYABLE IN FULL ON THE MATURITY DATE.

10.                               ATTORNEYS’ FEES.  In any proceeding to enforce or concerning this Note, in addition to any other relief that the prevailing party may be entitled to, the prevailing party shall be entitled to recover their attorneys’ fees and costs incurred at the trial and appellate levels, including, without limitation, any attorneys’ fees and costs incurred in litigating the entitlement to and amount of such attorneys’ fees and costs.

11.                               NOTICE.  Maker hereby severally waives demand, protest, presentment and notice of maturity, non-payment or protest and any and all requirements necessary to hold Maker liable as an executor of this Note.

12.                               AMENDMENT AND WAIVER.  Any provision of this Note may be amended, waived or modified upon the written consent of Maker and Payee.  The waiver by Payee of Maker’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default and the failure by Payee to exercise any right or remedy which it may possess hereunder and shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

13.                               GOVERNING LAW.  This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware.

14.                               ASSIGNMENT BY MAKER.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Payee.  Payee may, upon written notice to Maker, assign this Note and its rights, interests and obligations hereunder by operation of law or otherwise to any Subsidiary or to any entity in which the holders of Payee’s voting capital stock shall receive interests in connection with a merger of Payee.

15.                               NOTICES.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile or carrier or other form of rapid communications, if possible, and if not, then such notice or communication shall be mailed by first-class U.S. mail, postage prepaid, addressed in each case to the party entitled thereto at the following addresses:  (a) if to Maker, to CyOptics, Inc., Attention: Chief Financial Officer, 7360 Windsor Drive, Allentown, Pennsylvania, 18106 and (b) if to Payee, TriQuint Semiconductor, Inc., Attention: Chief Financial Officer, 2300 NE Brookwood Parkway, Hillsboro, Oregon  97124, or at such other address as one party may furnish to the other in writing.  Notice shall be deemed effective on the date dispatched if by personal delivery, telecopy, telex or telegram; two (2) days after mailing if by express mail; or three (3) days after mailing if by first-class mail.

16.                               PAYMENT.  Payment shall be made in lawful tender of the United States.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Maker:

CYOPTICS, INC.

			By:	/s/	Ed Coringrato
			Name:		Ed Coringrato
			Title:		President and CEO

Acknowledged and Agreed by Payee:

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/	Stephanie Welty
Name:		Stephanie Welty
Title:		Vice President - Finance

EXHIBIT E

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of April 29, 2005, is entered into by and among TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”), TriQuint International Holding Co., a Delaware corporation (“International”), TriQuint International Holding LLC, a Delaware limited liability company (“Holding LLC”) (International and Holding LLC are sometimes collectively referred to herein as “Sellers”), CyOptics, Inc., a Delaware corporation (“CyOptics”), CyOptics International Holding Co., a Delaware corporation (“CyOptics Co.”), CyOptics International Holding LLC, a Delaware limited liability company (“CyOptics LLC”, and collectively with CyOptics Co, the “Buyers”) and TriQuint de Mexico, S.R.L. DE C.V., a Sociedad de Responsabilidad Limitada de Capital Variable organized under the laws of Mexico (the “Issuer”).  Capitalized terms not defined in this Agreement have the meanings given them in the Asset Purchase Agreement, dated the date herewith, between TriQuint and CyOptics (the “Master Purchase Agreement”).

WHEREAS, pursuant to the Master Purchase Agreement, TriQuint and its Subsidiaries, agreed to sell, transfer and assign to CyOptics or a CyOptics Designee, and CyOptics or a CyOptics Designee agreed to purchase from TriQuint and its Subsidiaries, the Purchased Assets (including, without limitation, all of the Shares (as defined herein)), and CyOptics or a CyOptics Designee agreed to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth in the Master Purchase Agreement;

WHEREAS, TriQuint and CyOptics have determined that it is in the best interest of the parties for Buyers to purchase all of the issued and outstanding equity participation rights of the Issuer;

WHEREAS, TriQuint is the sole stockholder of International and the sole member of Holding LLC, and Sellers are the owners of all of the Shares, as more specifically described below; and

WHEREAS, Sellers desire to sell and Buyers desire to purchase all of the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein and in the Master Purchase Agreement, the parties hereto agree as follows:

1.                                       Purchase and Sale of Shares.  For good and valuable consideration, the sufficiency of which Sellers hereby specifically affirm, and subject to the terms and conditions contained in this Agreement and the Master Purchase Agreement, Sellers hereby agree to sell and Buyers hereby agree to purchase the Shares, at the Closing.

2.                                       Representations and Warranties.

2.1                                 Representations and Warranties of TriQuint.  In addition to and without limiting any of TriQuint’s representations and warranties in the Master Purchase Agreement, Sellers, jointly and severally, hereby represent and warrant to Buyers that:

(a)                                  TriQuint is the sole stockholder of International and the sole member of Holding LLC;

(b)                                 the equity interests of Issuer consist of “partes sociales” or equity participation rights, of which (i) International is the record and beneficial owner of one equity participation right representing a 99.96% equity interest in the Issuer (the “International Share”) and (ii) Holding LLC is the record and beneficial owner of one equity participation right representing a 0.04% equity interest in the Issuer (the “Holding Share”) (the “International Share,” together with the Holding Share, are sometimes collectively referred to in this Agreement as the “Shares”);

(c)                                  the Shares (i) represent all of the issued and outstanding equity participation rights or other forms of capital stock of the Issuer, and (ii) are duly authorized, validly issued, fully-paid and non-assessable and free and clear of any and all Encumbrances;

(d)                                 there are no outstanding options, warrants or rights to purchase or acquire (including, without limitation, rights of first refusal, conversion and preemptive rights), or agreements relating to, the Shares, except as provided in this Agreement;

(e)                                  the Shares have been offered and sold in compliance with all applicable securities laws;

(f)                                    at Closing, Buyers will acquire good and marketable title to and complete ownership (both record and beneficial) of the Shares, free and clear of any Encumbrances, except for Permitted Encumbrances;

(g)                                 neither the execution and delivery of this Agreement by the Sellers, nor the consummation or performance of any of the transactions contemplated by this Agreement by the Sellers will, directly or indirectly (with or without notice or lapse of time):

(i)                                     cause the Shares to be reassessed or revalued by any taxing authority or other Governmental Body; or

(ii)                                  result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to the Issuer or the Shares; and

(h)                                 the balance sheet of Issuer attached as Exhibit A to this Agreement (the “Balance Sheet”) is accurate and complete in all material respects, and presents fairly the assets and liabilities of the Issuer.  Except as set forth in the Balance Sheet, (i) the Issuer has no material liabilities, contingent or otherwise and (ii) the Issuer has no receivables from, or payables to, TriQuint or any of its Subsidiaries or Affiliates.

2.2                                 Additional Representations and Warranties.  Sellers and the Issuer, jointly and severally, further represent and warrant to Buyers that:

(a)                                  The Issuer (i) is a Sociedad de Responsabilidad Limitada de Capital Variable duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own and operate its properties and assets and to transact its business, and (iii) has no subsidiaries or investments in any Person;

(b)                                 (i) International (A) is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and (B) has the requisite power and authority to own and operate its properties and assets and to transact its business, and (ii) Holding LLC (A) is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (B) has the requisite power and authority to own and operate its properties and assets and to transact its business;

(c)                                  International is the record and beneficial owner of the International Share and Holding LLC is the record and beneficial owner of the Holding Share;

(d)                                 the Shares are duly authorized, validly issued, fully-paid and non-assessable and free and clear of any and all Encumbrances of any kind and there are no outstanding options, warrants or rights to purchase or acquire (including, without limitation, rights of first refusal, conversion and preemptive rights), or agreements relating to, the Shares, except as provided in this Agreement;

(e)                                  the Shares have been offered and sold in compliance with all applicable securities laws, and the transfer to Buyers of the Shares on the terms set forth herein shall be in compliance with all applicable securities laws;

(f)                                    there are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding that obligate the Issuer to offer, issue, deliver, sell or otherwise cause to become outstanding any of its equity participation rights or other forms of its capital stock or debt securities, or that obligate the Issuer to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.  There are no outstanding or authorized stock appreciation, stock option, phantom stock, profit participation or similar rights with respect to the Issuer.  As of the date of this Agreement, there are no issued or outstanding bonds, debentures, notes or other evidences of indebtedness having a right to vote on any matters on which the Issuer’s equity participation rights holders or shareholders may vote or which may, at the option of the holder or otherwise, be converted into equity participation rights or shares of the Issuer’s capital stock;

(g)                                 neither the execution and delivery of this Agreement by Issuer nor the consummation or performance of any of the transactions contemplated by this Agreement by Issuer will, directly or indirectly (with or without notice or lapse of time):

(i)                                     cause the Shares or Issuer to be reassessed or revalued by any taxing authority or other Governmental Body;

(ii)                                  result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance upon or with respect to the Issuer or the Shares;

(h)                                 Issuer has made, when due, all payments required to be made under any applicable Laws or pursuant to the collective bargaining agreement between Issuer and the Confederacion de Trabajadores de Mexico, including, without limitation, all Employee Benefits Obligations.  There is no suit, action or proceeding pending or, to Sellers’ and Issuer’s knowledge, threatened by any Person or Governmental Body in law or in equity relating to any failure by Issuer to pay any Employee Benefit Obligation; and

(i)                                     the Balance Sheet is accurate and complete in all material respects, and presents fairly the assets and liabilities of the Issuer.  Except as set forth in the Balance Sheet, (i) the Issuer has no material liabilities, contingent or otherwise and (ii) the Issuer has no receivables from, or payables to, TriQuint or any of its Subsidiaries or Affiliates.

3.                                       Closing.  At the Closing:

(a)                                  Sellers shall (i) hold a shareholders’ meeting to approve transfer of the Shares and (ii) deliver to Buyers a certificate of the Secretary of the Issuer certifying that the Shares have been duly recorded in the stock or equity participation rights registry book of the Issuer in the name of the Buyers;

(b)                                 Issuer shall deliver to the Buyers copies, certified by the Secretary of the Issuer, of the Issuer’s estatutos sociales, as amended to the Closing Date;

(c)                                  Issuer shall cause Baker McKenzie, counsel to the Issuer, to deliver an opinion to Buyers substantially in the Form of Exhibit B;

(d)                                 Sellers shall deliver to Buyers all Required Consents required to be obtained to effect the transactions contemplated hereby;

(e)                                  Issuer shall deliver to the Buyers evidence reasonably satisfactory to Buyers that all officers and directors of the Issuer, immediately prior to the Closing, have submitted their written resignations; and

(f)                                    Issuer and Sellers shall each deliver to Buyer an officer’s certificates certifying as to the incumbency of its officers, and the approvals of its directors and stockholder, members, or partners, as applicable.

4.                                       Conditions of Closing.

The obligations of Buyers to effect the Closing of the transaction contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyers:

(a)                                  Representations and Warranties of Sellers and Issuer True and Correct at Closing.  The representations and warranties of Sellers and Issuer contained in this Agreement and in the Master Purchase Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof and thereof or in connection with the transactions contemplated hereby and thereby shall be true and correct (without regard to any qualifications therein as to materiality or material adverse effect) at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date; provided, that this condition shall be deemed satisfied unless the failure of any such representation and warranty to be true and correct, individually or in the aggregate, at and as of the Closing Date has not had and could not reasonably be expected to have a material adverse effect on the Optoelectronics

Business or the Issuer’s business taken as a whole, or on Sellers’ or Issuer’s ability to consummate the transactions under this Agreement, the Master Purchase Agreement or any of the Collateral Agreements.

(b)                                 Closing of Master Purchase Agreement.  All conditions precedent to the Closing of the Master Purchase Agreement shall have been performed in all material respects and the transactions contemplated by the Master Purchase Agreement shall have closed.

(c)                                  Performance by Sellers.  Sellers and/or Issuer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement and by the Master Services Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

5.                                       Indemnity.

5.1                                 Notwithstanding anything to the contrary in Section 9.3 of the Master Purchase Agreement, the representations and warranties of TriQuint, Sellers and Issuer contained in this Agreement shall survive Closing solely for purposes of this Article 5 and such representations and warranties shall terminate at the close of business on the date that is 12 months after the Closing Date.

5.2                                 The indemnity obligations of TriQuint set forth in Section 9.3 of the Master Purchase Agreement shall apply in the event of any Loss incurred or suffered by CyOptics or the Buyers to the extent that the Loss arises by reason of, or results from (i) any breach or any failure of any representation or warranty of Sellers or Issuer contained in this Agreement, or contained in the Master Purchase Agreement insofar as such representations or warranties relate to the Issuer or the business carried on by the Issuer; or (ii) the breach by Seller or Issuer of any covenant or agreement of such party contained in this Agreement, or the Master Purchase Agreement insofar as such covenant or agreement relates to the Issuer or the business carried on by the Issuer; provided, however, that notwithstanding Section 9.3(f) of the Master Purchase Agreement, TriQuint shall have no liability for claims under this Section 5 until the aggregate amount of the Losses incurred with respect to this Section 5 shall exceed USD$200,000, in which case TriQuint shall be liable only for the portion of the Loss exceeding USD$200,000 and provided further that TriQuint’s aggregate liability for all claims arising under this Section 5 together with all claims arising under Section 9 of the Master Purchase Agreement shall not exceed USD$3,000,000.

6.                                       Notices.  Notices and/or communications required and/or permitted by this Agreement shall be sent in the manner provided for in the Master Purchase Agreement.

7.                                       Amendments.  Any provision of this Agreement may be amended only by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

8.                                       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the United Mexican States.  In connection with any action or proceeding arising out of this Agreement, each of the parties hereto submits to the jurisdiction of the courts sitting in Mexico City, United Mexican States, hereby waiving any other forum to which they might be entitled on account of place of residence, domicile or otherwise.

9.                                       Counterparts.  This Agreement and any amendments hereto may be executed in several counterparts, each of which shall be considered to be an original, but all of which together shall constitute the same instrument.

10.                                 Effect of Headings.  The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Equity Purchase Agreement as of the date set forth above.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/	Stephanie Welty
Name:		Stephanie Welty
Title:		Vice President, Finance

TRIQUINT INTERNATIONAL HOLDING CO.

By:	/s/	Stephanie Welty
Name:		Stephanie Welty
Title:		Vice President, Finance

TRIQUINT INTERNATIONAL HOLDING LLC

By:	/s/	Stephanie Welty
Name:		Stephanie Welty
Title:		Vice President, Finance

CYOPTICS, INC.

By:	/s/	Ed Coringrato
Name:		Ed Coringrato
Title:		President and CEO

CYOPTICS INTERNATIONAL HOLDING CO.

By:	/s/	Ed Coringrato
Name:		Ed Coringrato
Title:		President

CYOPTICS INTERNATIONAL HOLDING LLC

By:	/s/	Ed Coringrato
Name:		Ed Coringrato
Title:		Authorized Signatory

TRIQUINT DE MEXICO, S.R.L. DE C.V.

By:	/s/	Stephanie Welty
Name:		Stephanie Welty
Title:		Vice President, Finance

Exhibit F

DEPOSIT AGREEMENT

This Deposit Agreement (this “Agreement”) is dated as of April 14, 2005 by and among TriQuint Semiconductor, Inc., a Delaware corporation (“Seller”), CyOptics, Inc., a Delaware corporation (“Buyer”), and Ater Wynne LLP, an Oregon limited liability partnership (“Deposit Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

A.                                   Seller and Buyer are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”), of even date herewith, pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain assets of Seller, upon the terms and subject to the conditions set forth in the Purchase Agreement.

B.                                     Buyer has deposited Five Hundred Thousand Dollars ($500,000) (the “Deposit Amount”) with the Deposit Holder.  Pursuant to Section 5.9(a) of the Purchase Agreement, the Deposit Holder is to hold the Deposit Amount in a client trust account until paid pursuant to the terms and subject to the conditions of this Agreement.

C.                                     The Deposit Holder is willing to act upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1.                                      Deposit of Deposit Amount.

The parties acknowledge delivery by Buyer to the Deposit Holder of the Deposit Amount, pursuant to Section 5.9(a) of the Purchase Agreement.  The Deposit Holder shall hold and distribute the Deposit Amount in accordance with the terms of this Agreement.  The Deposit Amount is non-refundable and will only be distributed pursuant to the terms of this Agreement.

2.                                      Instructions Regarding the Deposit Amount.

The following procedures shall govern the application of the Deposit Amount:

2.1                               At Closing.  If Closing occurs, at the Closing, Seller and Buyer shall deliver to the Deposit Holder a written certificate instructing the Deposit Holder to distribute the Deposit Amount to Seller (as part of the cash portion of the Purchase Price).

2.2                               Upon Termination of the Purchase Agreement.

(a)                                  If Seller delivers to the Deposit Holder a certificate (with a copy to Buyer) in which Seller claims (A) that the Purchase Agreement has been terminated prior to the Closing

(for any reason other than by Buyer as described in Section 11.1(b) of the Purchase Agreement (except due to non-satisfaction of the condition set forth in Section 8.1(e) of the Purchase Agreement)) and (B) that Seller has provided notice of such claim to Buyer, then the Deposit Holder shall disburse to Seller the Deposit Amount and all accrued interest thereon, if any, in accordance with such certificate on the twentieth (20th) calendar day following the date such certificate is received by the Deposit Holder; provided, however, that no such payment shall be made if the Deposit Holder receives from Buyer, within such twenty (20) calendar day period, a certificate pursuant to which Buyer objects to such claim, which certificate shall set forth in reasonable detail the basis for Buyer’s objection.  If the Deposit Holder receives such a certificate from Buyer within such twenty (20) calendar day period, then the Deposit Holder shall, without evaluating the completeness or reasonableness of the reasons for objection, hold the Deposit Amount until receipt of (x) notice of a judgment pursuant to Section 2.2(d) below, or (y) joint notification pursuant to Section 2.2(e) below.

(b)                                 If Buyer delivers to the Deposit Holder a certificate (with a copy to Seller) in which Buyer claims (A) that the Purchase Agreement has been terminated prior to the Closing (pursuant to Section 11.1(b) of the Purchase Agreement (except due to non-satisfaction of the condition set forth in Section 8.1(e) of the Purchase Agreement)) and (B) that Buyer has provided notice of such claim to Seller, then the Deposit Holder shall disburse to Buyer the Deposit Amount in accordance with such certificate on the twentieth (20th) calendar day following the date such certificate is received by the Deposit Holder; provided, however, that no such payment shall be made if the Deposit Holder receives from Seller, within such twenty (20) calendar day period, a certificate pursuant to which Seller objects to such claim, which certificate shall set forth in reasonable detail the basis for Seller’s objection.  If the Deposit Holder receives such a certificate from Seller within such twenty (20) calendar day period, then the Deposit Holder shall, without evaluating the completeness or reasonableness of the reasons for objection, hold the Deposit Amount until receipt of (x) notice of a judgment pursuant to Section 2.2(d) below, or (y) joint notification pursuant to Section 2.2(e) below.

(c)                                  Buyer and Seller shall not give instructions to the Deposit Holder that are inconsistent with this Agreement.

(d)                                 If a court of competent jurisdiction awards a judgment relating to the disbursement of the Deposit Amount which is not subject to further appeal, then Buyer or Seller may deliver to the Deposit Holder a written certificate instructing the Deposit Holder to deliver to Seller or Buyer, as applicable, the Deposit Amount.  Such certificate shall be accompanied by a true, correct and complete copy of the order or other evidence of judgment, certified by the clerk of the court.  The Deposit Holder shall deliver the Deposit Amount to Seller or Buyer, as applicable, on the tenth (10th) Business Day after it receives such certificate.

(e)                                  If Seller and Buyer mutually agree to settle a claim for the disbursement of the Deposit Amount, then Seller and Buyer shall deliver to the Deposit Holder a written certificate instructing the Deposit Holder to deliver to the specified party or parties, the amount of Deposit Amount as mutually agreed upon by Seller and Buyer.  Such certificate shall state the amount of Deposit Amount that the Deposit Holder shall deliver to each specified party and the date upon which such delivery shall be made.  The Deposit Holder shall deliver the stated amount of Deposit Amount to the specified party or parties, in accordance with such certificate.

Distribution of Interest.  Notwithstanding anything to the contrary contained herein, any interest earned on the Deposit Amount shall be held by the Deposit Holder in accordance with the terms of this Agreement and distributed to Seller contemporaneously with the distribution by the Deposit Holder of the Deposit Amount.

3.                                      Duties of Deposit Holder.

3.1                               The duties, responsibilities and obligations of the Deposit Holder shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied.  The Deposit Holder’s duties are as a depository only, and the Deposit Holder shall incur no liability whatsoever, except for its gross negligence or willful misconduct.  The Deposit Holder may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with the advice of such counsel (except for its gross negligence or willful misconduct).  Except as expressly provided in this Agreement, the Deposit Holder shall not be bound in any way by any of the terms of the Purchase Agreement or any other agreement to which Buyer and Seller are parties, whether or not the Deposit Holder has knowledge thereof, and the Deposit Holder shall not in any way be required to determine whether or not the Purchase Agreement or any other agreement has been complied with by Buyer or Seller or any other party thereto.

3.2                               Notwithstanding its duties as Deposit Holder hereunder, all parties are aware that the Deposit Holder acts as counsel for Seller and, accordingly, all parties agree that its services as Deposit Holder hereunder shall not restrict or inhibit the Deposit Holder in any way from representing Seller in any action, dispute, controversy, arbitration, suit or negotiation arising under this Agreement, the Purchase Agreement or the other Collateral Agreements.

4.                                      Reliance by Deposit Holder on Instructions.

The Deposit Holder may conclusively rely and shall be fully authorized and protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine.  The Deposit Holder shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.  The Deposit Holder may rely on and shall be authorized and protected in acting or failing to act in accordance with this Agreement upon the written, facsimile, or electronically delivered instructions that it believes to be genuine, with respect to any matter relating to the Deposit Holder acting as Deposit Holder, of any persons acting or purporting to act on Seller’s or Buyer’s behalf.

5.                                      Risk to Deposit Holder.

None of the provisions of this Agreement shall require the Deposit Holder to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.  None of the provisions of this Agreement shall impose upon the Deposit Holder any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Deposit Holder (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

6.                                      Legal Proceedings.

The Deposit Holder shall not be required to institute legal proceedings of any kind.  If at any time the Deposit Holder is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Deposit Amount (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Deposit Amount), the Deposit Holder is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Deposit Holder complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Deposit Holder shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

7.                                      Indemnification of the Deposit Holder.

Buyer and Seller, jointly and severally, agree to indemnify and hold the Deposit Holder harmless from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses, which may be imposed on the Deposit Holder or incurred by it in connection with its acceptance of this appointment as Deposit Holder hereunder or the performance of its duties hereunder, except as a result of Deposit Holder’s gross negligence or willful misconduct.  Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof.  The indemnification provisions contained in this Section are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of Deposit Holder.  It being agreed that Buyer and Seller shall each be responsible for only one-half of any indemnity payments due Deposit Holder hereunder.

8.                                      Termination of Agreement.

Upon disbursement by the Deposit Holder of all of the Deposit Amount pursuant to the terms of this Agreement, this Agreement shall terminate, provided that the provisions of Section 7 hereof shall survive such termination.

9.                                      Miscellaneous.

The provisions of Article 10 of the Purchase Agreement (other than Section 10.9) shall apply to this Agreement as though such provisions were set forth herein in full.

The existence or termination of this Agreement shall not affect any rights or obligations of the parties under the Purchase Agreement, or any of the other Collateral Agreements.

[The rest of this page is intentionally blank.]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

Seller:			Buyer:

TRIQUINT SEMICONDUCTOR, INC.			CYOPTICS, INC.

By:	/s/	Raymond A. Link	By:	/s/	Ed Coringrato
Name:		Raymond A. Link	Name:		Ed Coringrato
Title:		Vice-President and CFO	Title:		President and CEO

Deposit Holder:

ATER WYNNE LLP

By:	/s/	Mike Shackelford
Name:		Mike Shackelford
Title:		Managing Partner

Suite 1800
222 S.W. Columbia
Portland, OR 97201-6618
503-226-1191
Fax 503-226-0079
www.aterwynne.com

EXHIBIT G

April 29, 2005

CyOptics, Inc.

7360 Windsor Drive

Allentown, PA 18106

Re:                               TriQuint Semiconductor, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to TriQuint Semiconductor, Inc., a Delaware corporation (“Seller”), in connection with certain of the transactions contemplated by that certain Asset Purchase Agreement dated April 29, 2005 (the “Agreement”), by and between Seller and CyOptics, Inc. (“Buyer”).  This opinion is rendered pursuant to Section 7.1(d) of the Agreement.  Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Agreement.

We have examined originals or copies of the Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Equity Purchase Agreement, the Lease Assignments, and the Assignment and Assumption Agreement and Bill of Sale (collectively, the “Transaction Documents”).  We have also examined originals or copies of records, other agreements, instruments and documents and have made such other investigation as we have deemed relevant or necessary as a basis for the opinions expressed herein.  We have assumed without investigation the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to various questions of fact relevant to this opinion, we have relied, without investigation, on certificates of public officials and statements or certificates of officers or representatives of Seller.

We have also assumed that (i) the parties to the Transaction Documents other than Seller have the power, authority and capacity to enter into and perform their obligations under the Transaction Documents, (ii) the Transaction Documents have been duly authorized, executed and delivered by, are valid and binding upon, and are enforceable in accordance with their terms against, such parties, (iii) the execution, delivery and performance of the Transaction Documents will not violate the organizational documents of such parties or any Law applicable to or binding upon such parties, and (iv) such parties have obtained, all consents, permits and approvals required to be obtained by such parties by or from all Governmental Bodies in connection with the transactions contemplated by the Transaction Documents, and such consents, permits and approvals are in full force and effect.  We have further assumed that the representations and warranties made by Buyer in the Transaction Documents are true and correct and that, as to factual matters, the representations and warranties made by Seller in the Transaction Documents

M E N L O   P A R K                                     P O R T L A N D                                                  S E A T T L E

are true and correct unless we have knowledge that such representations and warranties are not true and correct.

We are members of the Oregon State Bar.  Our opinions expressed herein are limited to the laws of the State of Oregon, the Delaware General Corporation Law and the federal laws of the United States, and we do not express any opinion herein concerning the laws of any other jurisdiction.  We note that the Transaction Documents state that such agreements are governed by the laws of the states of Delaware or New York.  For purposes of this opinion we have, with your permission, assumed such agreements are governed by the laws of the State of Oregon.

As used in this opinion, the expressions “knowledge,” “to our knowledge,” or other similar phrases, mean, as to matters of fact, that based upon the current actual knowledge of the individuals in this firm who have performed legal services for Seller, we find no reason to believe that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion.

Based on the foregoing, and subject to the limitations set forth above and below, we are of the opinion that:

1.                                       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

2.                                       Except as disclosed in the Transaction Documents, the execution and delivery by Seller of, and performance by Seller of its obligations under, the Transaction Documents, and the consummation of the transactions contemplated thereby (a) have been duly authorized by all necessary corporate action on the part of Seller; (b) do not contravene the terms of Seller’s Certificate of Incorporation or By-Laws; and (c) to our knowledge, will not violate, conflict with or result in any contravention of or the creation of any Encumbrance under any Law that in our experience is generally applicable to transactions of the type contemplated by the Transaction Documents (without our having made any investigation concerning the applicability of any other statute, rule or regulation).

3.                                       Except as disclosed in the Transaction Documents, to our knowledge, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Body or any other Person in respect of any requirement of Law and no lapse of a waiting period under a requirement of Law, is necessary or required in connection with the execution and delivery by Seller of, and performance by Seller of its obligations under, the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby other than those which have been obtained.

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4.                                       The Transaction Documents to which it is a party have been duly executed and delivered by Seller, constitute the legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms.

5.                                       Except as disclosed in the Transaction Documents, to our knowledge, there is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or threatened (a) against Seller, the Optoelectronics Business or the Purchased Assets, which seeks to restrain or enjoin the consummation of the transactions contemplated by the Agreement, or (b) with respect to the Optoelectronics Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees that, individually or in the aggregate, has had or could be reasonably expected to have a Seller Material Adverse Effect.

The opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

1.                                       We express no opinion as to the effect of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar law relating to or affecting the relief of debtors or the rights and remedies of creditors generally.  In addition, we express no opinion with respect to (a) the laws, regulations or ordinances of any county, municipality or governmental subdivision or agency of whatever description or character or (b) antifraud laws, tax laws, ERISA or other pension or employee benefit laws, antitrust or unfair competition laws, environmental or health and safety laws, or labor and employment laws.

2.                                       We express no opinion as to limitations imposed by state law, federal law or general equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law.

3.                                       We express no opinion as to the enforceability of provisions pertaining to choice of law, jurisdiction or venue.

4.                                       We express no opinion as to the enforceability of any provisions waiving jury trial, statute of limitations, and any other waivers of rights conferred by the Constitution, state constitution or by statute or common law.

5.                                       We express no opinion as to the enforceability of any severability provisions if the unenforceable portion of the subject agreement is an essential part of the agreed-upon exchange.

6.                                       We express no opinion as to the enforceability of provisions allowing a party to act in its “sole discretion” or the like; a court may imply an obligation to act reasonably notwithstanding the language of the contract.

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7.                                       We express no opinion as to the enforceability of any reservation of the right to pursue inconsistent or cumulative remedies.

8.                                       We express no opinion as to the enforceability of provisions for attorneys’ fees other than to prevailing parties.

9.                                       We express no opinion as to the enforceability of provisions permitting waiver or modification of an agreement or document only in writing.

This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any undertaking or obligation to advise you of any changes which may occur after the date hereof which would affect this opinion.  The opinions expressed herein are for the benefit of and may be relied upon only by you, and then solely in connection with the closing of the transactions contemplated by the Transaction Documents (or by Comerica Bank who may rely upon this opinion solely in connection with and for the purpose of advancing funds for the consummation of the transactions contemplated by the Transaction Documents).  Neither these opinions nor any extract herefrom or reference hereto shall be published or furnished to, quoted to, or relied upon by any other person for any other purpose without our express written permission.

Very truly yours,

/s/ Ater Wynne LLP
ATER WYNNE LLP

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